EXHIBIT 10.5

                            ASSET PURCHASE AGREEMENT

                                  by and among

                       RICHBOURG'S SALES & RENTALS, INC.,

                                BRUCE RICHBOURG,

                                       and

                                   NEFF CORP.

                                   dated as of

                                December 23, 1997

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                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS 1
       1.1. Certain Definitions................................................1
       1.2. Exhibits and Schedules.............................................6
       1.3. Plurals, Etc.......................................................6

ARTICLE II PURCHASE AND SALE OF ASSETS.........................................6
       2.1. Purchase and Sale of Assets........................................6
       2.2. Excluded Assets....................................................8

ARTICLE III ASSUMPTION OF LIABILITIES..........................................8
       3.1. Assumed Liabilities................................................8
       3.2. Excluded Liabilities...............................................9

ARTICLE IV PURCHASE PRICE AND CLOSING.........................................11
       4.1. Purchase Price....................................................11
       4.2. Closing...........................................................11
       4.3. Closing Actions...................................................11
       4.4. Assignment of Contracts, Rights and Obligations...................11
       4.5. Allocation of Consideration.......................................12
       4.6. Notices of Sale...................................................13
       4.7. Escrow............................................................14

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER
             AND THE SELLER'S SHAREHOLDER.....................................14
       5.1. Organization and Good Standing; Power and Authority;
             Qualifications...................................................14
       5.2. Due Authorization of Seller.......................................14
       5.2. Due Authorization of the Seller's Shareholder.....................15
       5.4. No Conflict.......................................................15
       5.5. Financial Statements..............................................15
       5.6. Absence of Undisclosed Liabilities................................16
       5.7. Absence of Material Changes.......................................16
       5.8. Agreements........................................................17
       5.9. Intellectual Property Rights......................................19
       5.10. Corporate Minute Books...........................................21
       5.11. Assets...........................................................21
       5.12. Employee Benefit Plans...........................................21
       5.13. Labor Relations; Employees.......................................23
       5.14. Litigation; Orders...............................................24
       5.15. Compliance with Laws; Permits....................................24

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       5.16. Related Transactions.............................................24
       5.17. Disclosure.......................................................25
       5.18. Taxes............................................................25
       5.19. Environmental Protection.........................................25
       5.19. Consents.........................................................28
       5.21. Insurance........................................................28
       5.22. Brokers..........................................................28
       5.23. Suppliers and Customers..........................................28
       5.24. Accounts Receivable..............................................29
       5.25. Fleet............................................................29
       5.26. Net Assets.......................................................29
       5.27. Indemnification Obligations......................................29
       5.28. Tax Sharing Agreements...........................................29

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER............................30
       6.1. Due Organization, Valid Existence; Due Authorization;
                Enforceability................................................30
       6.2. No Conflict.......................................................30
       6.3. Consents..........................................................30
       6.4. Brokers...........................................................30

ARTICLE VII PRE-CLOSING COVENANTS.............................................31
       7.1. Cooperation.......................................................31
       7.2. Conduct of Business...............................................31
       7.3. Required Notices..................................................33
       7.4. Access............................................................34
       7.5. Acquisition Proposals.............................................34
       7.6. Subsequent Financial Statements...................................35
       7.7. Name Change.......................................................36
       7.8. H-S-R............................................................ 36

ARTICLE VIII POST-CLOSING AGREEMENTS..........................................36
       8.1. Non-Competition; Non-Solicitation; Non-Disclosure; Non-
                Disparagement.................................................36
       8.2. Further Assurances................................................38
       8.3. Mail; Payments....................................................39
       8.4. Rights of Enforcement and Settlement..............................39
       8.5. Accounts Receivable; Collection Claims............................39
       8.6. Books and Records.................................................40
       8.7. Liens.............................................................40
       8.8. Confidentiality Agreements........................................40
       8.9. No Sale...........................................................40

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ARTICLE IX CONDITIONS TO PARTIES' OBLIGATIONS.................................40
       9.1. Conditions to Seller's and the Seller's Shareholder' Obligations..40
       9.2. Conditions to the Buyer' Obligations..............................42

ARTICLE X EMPLOYMENT AND EMPLOYEE BENEFITS
             ARRANGEMENTS.....................................................45
       10.1. Employment.......................................................44
       10.2. Assumed Plans....................................................45
       10.3. 401(k) Plan......................................................45

ARTICLE XI TERMINATION PRIOR TO CLOSING.......................................46
       11.1. Termination......................................................46
       11.2. Effect on Obligations............................................46

ARTICLE XII INDEMNIFICATION...................................................47
       12.1. Survival of Representations, Warranties and Covenants............47
       12.2. Indemnification by Seller and the Seller's Shareholder...........47
       12.3. Indemnification by Buyer.........................................47
       12.4. Procedure for Indemnification....................................48
       12.5. Payment..........................................................49
       12.6. Setoff...........................................................49
       12.7 Indemnity Limitations.............................................49
       12.8 Insurance.........................................................50

ARTICLE XIII MISCELLANEOUS....................................................50
       13.1. Transfer Taxes...................................................50
       13.2. Further Assurances...............................................50
       13.3. Interpretive Provisions..........................................50
       13.4. Entire Agreement.................................................51
       13.5. Successors and Assigns; Benefits.................................51
       13.6. Headings.........................................................51
       13.7. Modification and Waiver..........................................51
       13.8. Expenses.........................................................51
       13.9. Notices..........................................................52
       13.10. Specific Performance............................................53
       13.11. Governing Law...................................................53
       13.12. Bulk Sales Laws.................................................54
       13.13. Public Announcements............................................54
       13.14. Counterparts....................................................54

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SCHEDULES

Schedule 2.1(c)              Business and Financial Records
Schedule 2.2(d)              Excluded Assets
Schedule 3.1(a)(i)           Certain Liabilities
Schedule 4.5                 Allocation
Schedule 5.4                 Conflicts
Schedule 5.5(a)              Financial Statements
Schedule 5.5(b)              Accounting Consistency Exceptions
Schedule 5.6                 Undisclosed Liabilities
Schedule 5.7                 Material Changes
Schedule 5.7(a)(xiii)        Capital Expenditures and Commitments
Schedule 5.8(a)              Agreements
Schedule 5.8(a)(xvi)         Confidentiality Agreements
Schedule 5.8(b)              Material Contract Exceptions
Schedule 5.8(c)(i)           Form of Rental Contract
Schedule 5.8(c)(ii)          Form of Personal Guarantee
Schedule 5.9(a)              Intellectual Property Ownership
Schedule 5.9(b)              Intellectual Property Infringement
Schedule 5.9(c)              Royalties, etc.
Schedule 5.9(d)              Proprietary Information Disclosure
Schedule 5.9(f)              Third Party Software
Schedule 5.10(a)             Corporate Records
Schedule 5.10(b)             Corporate Minute Books
Schedule 5.11(a)             Encumbrances
Schedule 5.11(b)             Condition of Assets
Schedule 5.12(a)             Employee Benefit Plans and Employment Agreements
Schedule 5.13                Labor Relations; Employees
Schedule 5.14                Litigation; Orders
Schedule 5.15                Compliance with Laws; Permits
Schedule 5.16(a)             Related Transactions
Schedule 5.18(a)             Tax Returns
Schedule 5.18(b)             Tax Jurisdictions
Schedule 5.19(a)             Environmental Compliance
Schedule 5.19(b)             Environmental Permits
Schedule 5.19(c)             Environmental Claims
Schedule 5.19(d)             Environmental Conditions
Schedule 5.19(e)             Storage Tanks
Schedule 5.19(f)             Environmental Notices
Schedule 5.19(g)             Waste Disposal

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Schedule 5.19(h)             Liens
Schedule 5.19(i)             Hazardous Substance Releases
Schedule 5.19(j)             Environmental Violations
Schedule 5.20                Consents
Schedule 5.21                Insurance
Schedule 5.23                Suppliers and Customers
Schedule 5.24(b)             Accounts Receivable
Schedule 5.25                Year End Rental Fleet
Schedule 8.1                 Other Businesses
Schedule 8.5                 Collection Claims
Schedule 8.9                 CASE CRE Equipment
Schedule 9.2(g)              Leases
Schedule 10.1                Employment


EXHIBITS

Exhibit A                    Confidentiality Agreement
Exhibit B                    Form of Escrow Agreement
Exhibit C                    Seller's Representations Letter
Exhibit D                    Form of Lease

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                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement, dated as of December 23, 1997 (the "AGREEMENT"), by and among Richbourg's Sales & Rentals, Inc., a South Carolina corporation ("SELLER"), Bruce Richbourg (the "SELLER'S SHAREHOLDER"), and Neff Corp., a Delaware corporation ("BUYER").

                              W I T N E S S E T H :

         WHEREAS, the parties hereto desire to enter into this Agreement pursuant to which Seller will sell to Buyer, and Buyer will purchase from Seller, the Business (as defined in Section 1.1) and all of the properties and assets thereof, on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, each of the parties hereto agrees as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1. CERTAIN DEFINITIONS. For all purposes of this Agreement, the following terms have the respective meanings set forth below:

         "ACQUIRED ASSETS":  as defined in Section 2.1.

         "ADDITIONAL PAYMENT":  as defined in Section 4.5(b).

         "AFFILIATES": with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control", when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract, credit arrangement or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "AGREEMENT":  as defined in the first paragraphs of this agreement.

         "ANCILLARY DOCUMENTS": collectively, all contracts, agreements, instruments, deeds, certificates, affidavits and documents being delivered pursuant to or in connection with this Agreement by any party hereto at or prior to the Closing.

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         "ASSIGNED CONTRACTS":  as defined in Section 2.1(d).

         "ASSUMED LIABILITIES":  as defined in Section 3.1.

         "BENEFIT PLAN":  as defined in Section 5.12(a).

         "BUSINESS": the business conducted, or currently proposed to be conducted, by Seller and the assets, operations and goodwill owned by Seller and used in connection therewith.

         "BUSINESS DAY": any day other than a Saturday, Sunday or day on which banks in the City of New York are required or authorized by law to be closed.

         "BUYER":  as defined in the first paragraph of this agreement.

         "BUYER DETERMINATION":  as defined in Section 4.5(b).

         "BUYER'S OBJECTION":  as defined in Section 7.6(c).

         "BUYER TAX BENEFIT":  as defined in Section 4.5(b).

         "CASH PAYMENT":  as defined in Section 4.1(a).

         "CLOSING":  as defined in Section 4.2.

         "CODE": the Internal Revenue Code of 1986, as amended and any regulations promulgated or proposed thereunder.

         "COMPILED FINANCIAL STATEMENTS":   as defined in Section 5.5.

         "CONFIDENTIALITY AGREEMENT": means the Confidentiality Agreement between Buyer and Seller dated as of June 1, 1997, a copy of which is attached hereto as EXHIBIT A.

         "CONSIDERATION":  as defined in Section 4.1.

         "CONTRACT":  as defined in Section 2.1(d).

         "CURRENT FINANCIAL STATEMENT":  as defined in Section 5.5.

         "DIRECT CLAIM":  as defined in Section 12.4(a).

         "DISPUTES AUDITOR": such public accounting firm, experienced in auditing heavy equipment rental companies, as may be mutually selected by the Seller and the Buyer.

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         "DISTRIBUTIONS": any declaration or payment of dividends on, or other distribution with respect to, or any direct or indirect redemption or acquisition of, any securities of Seller.

         "DOCUMENTATION": all documentation, specifications, manuals and other materials relating to the Software, including programmer and user manuals which are used to install, operate, maintain, correct, test, repair, enhance, extend, modify, prepare derivative works based upon, design, develop, reproduce and package such Software.

         "EMPLOYEE(S)":  as defined in Section 5.12.

         "EMPLOYMENT AGREEMENT":  as defined in Section 5.12(a).

         "ENCUMBRANCES": with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

         "ENVIRONMENTAL PERMITS":  as defined in Section 5.19(b).

         "ESCROW AMOUNT":  as defined in Section 4.7.

         "EXCESS SELLER TAX LIABILITY":  as defined in Section 4.5(b).

         "EXCLUDED ASSETS":  as defined in Section 2.2.

         "EXCLUDED LIABILITIES":  as defined in Section 3.2.

         "EXPENSES":  as defined in Section 13.8.

         "FINAL YEAR END FINANCIAL STATEMENTS":  as defined in Section 7.6(e).

         "INDEMNITEE": any Person that may be entitled to seek indemnification under this Agreement.

         "INDEMNITOR": any Person that may be required to provide indemnification under this Agreement.

         "INSURANCE POLICIES":  as defined in Section 5.21.

         "INTELLECTUAL PROPERTY": all intellectual property owned, leased, or licensed, and used or held for use by Seller in connection with the Acquired Assets or the Business,

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including without limitation, (i) all world wide inventions and discoveries
(whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, Tradenames and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (iv) all mask works and all applications, registrations and renewals in connection therewith, (v) all trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, addresses, phone numbers, pricing and cost information, and business and marketing plans and proposals), (vi) all Software, (vii) all other proprietary rights of any type or description (regardless of whether the same have been formally registered, (viii) all copies and tangible embodiments thereof (in whatever form or medium) and (ix) all licenses and agreements in connection with the foregoing.

         "INTERIM PERIOD": The period beginning immediately following the date and time of this Agreement until the Closing Date.

         "LOSS OR LOSSES": each and all of the following items: claims, losses, liabilities, obligations, payments, damages (actual, punitive or consequential), charges, judgments, fines, penalties, amounts paid in settlement, costs and expenses (including, without limitation, interest which may be imposed in connection therewith, costs and expenses of investigation, actions, suits, proceedings, demands, assessments and fees, expenses and disbursements of counsel, consultants and other experts).

         "MATERIAL ADVERSE EFFECT":  as defined in Section 5.7.(a)

         "MATERIAL CONTRACT":  as defined in Section 5.8(b).

         "NOTICE":  as defined in Section 12.4(b).

         "OTHER BUSINESSES": The businesses owned and controlled by the Seller's Shareholder, other than the Business, as of the Closing Date as such businesses operate as of the Closing Date, in each case as described on Schedule 8.1.

         "PERSON": an individual, partnership (general or limited), corporation, joint venture, business trust, cooperative, association or other form of business organization

                                      -4-
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(whether or not regarded as a legal entity under applicable law), trust, estate, agency or any other entity.

         "PRELIMINARY YEAR END FINANCIAL STATEMENTS": as defined in Section 7.6(b).

         "RETURN": any report, return, statement, estimate, declaration, notice, form or other information required to be supplied to a taxing authority in connection with Taxes.

         "REVIEWED FINANCIAL STATEMENTS":  as defined in Section 5.5.

         "SELLER":  as defined in the first paragraph of this agreement.

         "SELLER DETERMINATION":  as defined in Section 4.5(b).

         "SELLER INDEMNITEES":  as defined in Section 12.3.

         "SELLER'S ACCOUNTANTS":  Webster, Rogers, West, Berry & Grady, LLP.

         "SELLER'S RESPONSE":  as defined in Section 7.6(d).

         "SELLER'S SHAREHOLDER": as defined in the first paragraph of this agreement.

         "SOFTWARE": any and all versions, releases, and predecessors of software and computer programs owned by Seller and used or held by Seller in connection with the Business, including all such software and computer programs in machine readable source code forms and in machine executable object code forms and all related specifications (including, without limitation, all logic architectures, algorithms and logic flows and all physical, functional, operating and design parameters), any data used by or related to Software, work in progress relating to corrections, modifications or enhancements, operating systems and procedures (including development methodology), designs, design revisions, related applications, work benches, software in any language, concepts, ideas, processes, techniques, software designs and test tools, Third Party Software interfaces written by Seller's Employees and all methods of implementation and packaging, together with all associated know-how and show-how and all related documentation (but excluding any know-how or show-how as may be possessed by Rhonda Chamberlain or the Seller's Shareholder).

         "TAXES": any taxes, assessments, duties, fees, levies, imposts, deductions, withholdings, including without limitation, income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes, including any penalties, additions to tax, fines or interest thereon.

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         "THIRD PARTY CLAIM":  as defined in Section 12.4(b).

         "THIRD PARTY SOFTWARE": software or computer programs used in the operation of the Business as presently conducted or currently anticipated to be conducted and that are not owned by Seller.

         "TRADENAMES": the tradename "Richbourg's Sales & Rentals, Inc." and all other tradenames and trademarks and all variations thereof in which the name "Richbourg" appears that are or have been used by Seller in connection with the Business.

         "TRANSFER TAXES":  as defined in Section 13.1(a).

Certain definitions used primarily in Section 5.19 are defined therein.

         1.2. EXHIBITS AND SCHEDULES. References made to an "Exhibit" or a "Schedule," unless otherwise specified, refer to one of the Exhibits or Schedules attached to this Agreement, and references made to an "Article" or a "Section," unless otherwise specified, refer to one of the Articles or Sections of this Agreement.

         1.3. PLURALS, ETC. As used herein, the plural form of any noun shall include the singular and the singular shall include the plural, unless the context requires otherwise. Each of the masculine, neuter and feminine forms of any pronoun shall include all such forms unless the context requires otherwise.

                                   ARTICLE II
                        PURCHASE AND SALE OF ASSETS

         2.1. PURCHASE AND SALE OF ASSETS. At the Closing (as defined in Section 4.2), on the terms and subject to the conditions set forth in this Agreement, Seller shall sell, convey, transfer, assign and deliver to Buyer (or at the direction of Buyer, to a subsidiary of Buyer), and Buyer shall purchase and acquire from Seller, all of Seller's right, title and interest in and to all of Seller's assets (other than the Excluded Assets (as defined in Section 2.2)) as the same may exist as of the Closing Date (as defined in Section 4.2), and whether tangible or intangible, and wherever located, including, without limitation, all of Seller's right, title and interest in and to the following assets, properties and businesses (the assets, properties and businesses described in this Section 2.1 are referred to as the "ACQUIRED ASSETS"):

                  (a) all accounts and notes receivable and all documents and business books and records relating thereto;

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                  (b) all equipment, vehicles, furniture, supplies, materials and other personal property;

                  (c) all documents and records relating to the Acquired Assets or the Business (including, without limitation, employment and personnel records, customer lists, sales records, customer service records and collection records, and electronic data processing materials), except for Seller's accounting books, general ledger, bank statements and other similar financial records, documents and materials which shall remain the property of Seller; it being agreed between the parties, however, that all such financial records and information of Seller shall be stored, maintained, and made available to Buyer in accordance with the terms and conditions set forth in Schedule 2.1(c), or as otherwise subsequently agreed by the parties;

                  (d) to the extent assignable or assumable, all contracts, agreements, plans, policies and arrangements ("CONTRACTS") to which Seller is a party or to which the Business is subject (including, without limitation, all customer orders and purchase orders for services to be rendered by the Business which are yet to be performed, fulfilled or completed) and which are NOT SET FORTH ON SCHEDULE 2.2(D) and, in each case, any claim or right or any benefit thereunder or resulting therefrom (including, without limitation, any right to indemnification) (the "ASSIGNED CONTRACTS");

                  (e) all Intellectual Property, all Documentation and all rights and incidents of interest in all Third Party Software;

                  (f) all rights, claims or entitlements arising from the conduct of the Business or which relate to or arise from or in connection with the Acquired Assets or the Assumed Liabilities (as defined in Section 3.1), including all goodwill associated with the Business, if any;

                  (g) all transferable prepayments, claims and other prepaid expenses related to the Acquired Assets, the Assigned Contracts or the Business;

                  (h) all rights and incidents of interest in and to all licenses, franchises, grants, easements, exceptions, certificates, consents, permits, approvals, orders and other authorizations of any governmental authority to the extent transferable;

                  (i) all known and unknown, liquidated or unliquidated, contingent or fixed, rights, claims, credits, rights of setoff against third parties, choices of action, causes of action or rights to commence any causes of action; and

                  (j) all other tangible or intangible, personal property, vested or unvested, contingent or otherwise, of every kind and description, wherever located, used, held for use, or relating to the Business.

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         2.2. EXCLUDED ASSETS. Notwithstanding anything in Section 2.1 to the contrary, the following assets of Seller (the "EXCLUDED ASSETS") are not included in the Acquired Assets:

                  (a) Seller's investments in securities and mutual funds (and similar investments) and cash, excluding any cash held as sales tax deposits, telephone deposits or utility deposits;

                  (b) the corporate seal, minute books and stock record books of Seller;

                  (c) consideration received by, and the rights of, Seller and the Seller's Shareholder under or pursuant to this Agreement and the Ancillary Documents; and

                  (d) the assets set forth on Schedule 2.2(d).


                                   ARTICLE III
                            ASSUMPTION OF LIABILITIES

         3.1. ASSUMED LIABILITIES. (a) Subject to the terms and conditions of this Agreement, upon the transfer of the Acquired Assets at the Closing and subject to Section 3.2, Buyer shall assume only the following liabilities and obligations of Seller (the "ASSUMED LIABILITIES"):

                           (i) Seller's accounts payable and accrued expenses
arising in the operation of the Business in the ordinary course (including, without limitation, payroll taxes payable in the ordinary course of the Business), which shall in no event include (A) any liability relating to indebtedness of Seller for borrowed money, or (B) other than as set forth on
Schedule 3.1(a)(i), liabilities resulting from any transaction between Seller and the Seller's Shareholder or officer or director of Seller;

                           (ii) Subject to Section 4.4, Seller's obligations
arising or to be performed after the Closing under the Assigned Contracts;

                           (iii) Rental obligations of Seller as lessor or owner
under equipment rental contracts arising in the operation of the Business in the ordinary course;

                           (iv) All Taxes of every kind associated with Buyer's
operation of the Business after the Closing;

                           (v) Sales taxes related to the period prior to
Closing, but for which Buyer receives payment from any Person after Closing; and

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                           (vi) All expenses, liabilities and obligations
associated with Seller's active and open collection claims and lawsuits.

                  (b) The assumption by Buyer of the Assumed Liabilities shall not enlarge any rights of any Person.

                  (c) Nothing contained herein shall prevent Buyer from contesting any of the Assumed Liabilities with any third party obligee.

         3.2. EXCLUDED LIABILITIES. Except as otherwise expressly provided in this Agreement, neither Buyer nor any of its Affiliates assumes, agrees to pay, performs, discharges or indemnifies Seller, the Seller's Shareholder or any of their Affiliates against, or otherwise has any responsibility for, any and all liabilities or obligations of Seller, the Seller's Shareholder or any of their Affiliates of any kind, character or nature whatsoever, whether known or unknown, accrued, absolute, contingent, determined, determinable or otherwise, and whether arising or to be performed prior to, on or after the Closing, including, without limitation, any of the following liabilities and obligations (collectively, the "EXCLUDED LIABILITIES"):

                  (a) any liability or obligation pertaining to any Excluded Assets;

                  (b) any liability or obligation in respect of any Taxes of Seller or the Seller's Shareholder, including, without limitation, all Taxes of every kind associated with the operation of the Business prior to the Closing and Taxes of Seller or Seller's Shareholder arising as a result of the transactions contemplated by this Agreement;

                  (c) any liabilities or obligations related to (i) willful misconduct or (ii) personal injury or wrongful death or any similar claim;

                  (d) any liability or obligation arising under or relating to any account or note receivable collected by the Seller prior to the Closing to the extent such receivable is not included in the Acquired Assets;

                  (e) except for liabilities or obligations arising under equipment rental contracts, any liability or obligation with respect to any litigation, investigation or other proceeding pending or threatened in respect of Seller or the Business on or prior to the Closing Date or subsequently asserted with respect to events or omissions giving rise to the cause of action which occurred on or prior to the Closing Date;

                  (f) any liability or obligation relating to any period prior to the Closing Date to any third party arising by reason of a claim that the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby constitutes a

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breach, termination or impairment of, or gives a right to payment under, any contract, plan, program, policy, arrangement or understanding;

                  (g) any liability relating to any indebtedness of Seller or the Seller's Shareholder for borrowed money;

                  (h) all employee benefit, compensation, pension, welfare, severance and other employee-related liabilities and obligations associated with any Employee which relate to the period prior to the Closing, including without limitation, any liability or obligation under any Benefit Plan or Employment Agreement or to any Employee or any third party arising by reason of a claim that the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby constitutes a breach, termination or impairment of, or gives a right to payment under, any contract, plan, program, policy, arrangement or understanding;

                  (i) any liability or obligation of the Seller for its costs and expenses incurred in connection with this Agreement or any Ancillary Document and the transactions contemplated hereby and thereby;

                  (j) any liability or obligation of the Seller under this Agreement or the Ancillary Documents;

                  (k) except for liabilities or obligations arising under equipment rental contracts, any liability or obligation arising as a result of breach of contract by Seller, any default or failure to perform by Seller under any obligations, and any violations by Seller of any Law;

                  (l) all liabilities and obligations arising under any agreements or arrangements not expressly assumed by Buyer hereunder;

                  (m) liabilities or obligations arising out of Environmental Matters or violation of Environmental Laws relating to the ownership or operation of the Business prior to the Closing Date; and

                  (n) all liabilities and obligations incurred by Seller on or after the Closing Date which are not expressly assumed by Buyer hereunder.

                                   ARTICLE IV
                           PURCHASE PRICE AND CLOSING

         4.1. PURCHASE PRICE. The aggregate consideration (the "CONSIDERATION") to be paid to Seller for the Acquired Assets shall consist of:

                  (a) subject to Section 4.7, a cash payment in the amount of $100,000,000 (the "CASH Payment"); and

                  (b) the assumption by Buyer of the Assumed Liabilities.

         4.2. CLOSING. The Closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson, 1001 Pennsylvania Avenue, N.W., Suite 800, Washington, D.C. 20004, on January 6, 1998 or at such other date, time and place as the parties may hereafter agree (the opening time of the Business Day on such date being the "CLOSING DATE"). For all purposes, the Closing Date shall be as of 12:01 A.M. January 1, 1998.

         4.3. CLOSING ACTIONS. (a) At the Closing, (i) Buyer shall deliver by wire transfer to an account designated by Seller an amount in cash equal to the Cash Payment and (ii) execute and deliver appropriate instruments evidencing Buyer's assumption of the Assumed Liabilities in accordance with Section 3.1 hereof, and such other documents and instruments as may be required to complete the transactions herein contemplated.

                  (b) Except as otherwise agreed, at the Closing, Seller and the Seller's Shareholder shall deliver to Buyer such bills of sale, assignments, licenses and other good and sufficient instruments of transfer, conveyance and assignment in form and substance reasonably acceptable to Buyer and effective to vest in Buyer all of Seller's right, title and interest in and to the Acquired Assets and the Business in accordance with the terms of this Agreement.

         4.4. ASSIGNMENT OF CONTRACTS, RIGHTS AND OBLIGATIONS. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any contract if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or default thereof or cause or permit the acceleration or termination thereof. Buyer shall not assume any liability with respect to any contract until such consent is obtained by Buyer or a reasonable arrangement is designed to provide Buyer with the benefits under the contract, at which time the contract will become an Assigned Contract.

         4.5. ALLOCATION OF CONSIDERATION.

                  (a) The Consideration shall be allocated among the Acquired Assets as set forth on Schedule 4.5. Seller and Buyer each agree to report the sale and purchase of the Acquired Assets for all federal, state, local and foreign tax purposes in a manner consistent with such allocation and upon either party's request, the other party shall execute and file such other documents as may be necessary to document such allocation.

                  (b) Subject to the limitations set forth in this Section 4.5, Buyer shall make an additional payment (the "ADDITIONAL PAYMENT") to Seller if the following four conditions are met:

                           (i) there is a determination (as defined in Section
1313 of the Internal Revenue Code) that the Seller is required to allocate more than $60 million of the Consideration to Acquired Assets with respect to which the Seller has claimed depreciation deductions (the "SELLER DETERMINATION"),

                           (ii) there is a determination (as defined in Section
1313 of the Code) that the Buyer is required to allocate more than $60 million of the Consideration to Acquired Assets with respect to which the Seller has claimed depreciation deductions (the "BUYER DETERMINATION"), and

                           (iii) the Seller suffers a tax detriment as a result
of the re-allocation effected by the Seller Determination (the "EXCESS SELLER TAX LIABILITY"), and

                           (iv) the Buyer receives a tax benefit as a result of
the re-allocation effected by the Buyer Determination (the "BUYER TAX BENEFIT").

                  (c) The amount of the Additional Payment shall equal the lesser of the Excess Seller Tax Liability and the Buyer Tax Benefit, but in no event shall exceed $3 million. The Buyer Tax Benefit shall be the net present value of all benefits to Buyer created by the Buyer Determination, computed using a discount rate of 10 percent. The amount of the Additional Payment shall be determined by the Seller and submitted in writing to the Buyer for approval. If Buyer disputes Seller's determination of the Additional Payment, Buyer shall, within thirty (30) days of receipt of Seller's determination, notify Seller in writing of its objection and the detailed reasons therefor. If Seller and Buyer cannot agree on the amount of the Additional Payment within thirty (30) days after receipt by Seller of Buyer's objections to Seller's determination, the matter shall be referred to the Disputes Auditor for resolution in accordance with the provisions of subsection (f) of this Paragraph.

                  (d) Buyer shall make the Additional Payment to Seller not later than thirty (30) days after the latest of (i) receipt of Seller's determination of the amount of the Additional Payment; or (ii) if Buyer disputes Seller's determination, the Seller and the Buyer agree in writing on the amount of the Additional Payment; or (iii) if Buyer and Seller are unable to agree, the Disputes Auditor submits its decision to the Seller and the Buyer.

                  (e) (i) Within 30 days after any party receives notice that the allocation of the Consideration set forth in Schedule 4.5 may be challenged by the Internal Revenue Service, such party shall provide written notice to the other parties, (ii) such party shall permit the other parties to participate in all phases of the audit (as it relates to the challenge to the allocation of the Consideration among the Acquired Assets), including the right to attend conferences with the Internal Revenue Service and to make written submissions in connection therewith, and
(iii) such party agrees to settle the audit (as it relates to the challenge to the allocation of the Consideration among the Acquired Assets) only after the other parties first consent in writing to such settlement, such consent not to be unreasonably withheld.

                  (f) Disputes between Buyer and Seller relating to the amount of the Additional Payment may be referred for decision at the insistence of either party to the Disputes Auditor. The Disputes Auditor shall establish the procedures to be followed (including procedures with regard to presentation of evidence) giving due regard to the intention of the parties to resolve disputes as quickly, efficiently and inexpensively as possible. The parties shall, as promptly as practicable, submit evidence in accordance with the procedures established, and the Disputes Auditor shall decide the dispute in accordance therewith. The Disputes Auditor's decision on any matter referred to it shall be final and binding on Seller and Buyer. The fee of the Disputes Auditor shall be borne by Seller and Buyer in equal portions. Buyer and Seller shall make readily available to the Disputes Auditor all relevant books and records and any work papers (including those of the parties' respective accountants) relating to all items reasonably requested by the Disputes Auditor.

         4.6. NOTICES OF SALE. As requested in writing by Buyer from time to time after the Closing, Seller shall prepare and mail notices to the other party under each of the Assigned Contracts and to the account debtors of the accounts and notes receivable sold, transferred, assigned, delivered and conveyed to Buyer pursuant to this Agreement advising such other party that such Assigned Contracts, accounts and notes receivable and the Business have been sold to Buyer and directing such other party to send to Buyer all future payments, notices and correspondences relating to the foregoing; provided, however, that Seller shall have no obligation to send such notices to the other parties under the equipment rental contracts.

         4.7. ESCROW. In order to secure the obligations of Seller and the Seller's Shareholder to Buyer under this Agreement, Buyer and Seller agree to establish an escrow of $3,000,000 (the "ESCROW AMOUNT") for which American National Bank and Trust Company of Chicago, a national banking association, will act as escrow agent for the period and subject to the terms, conditions and procedures set forth in the escrow agreement in the form of EXHIBIT B attached hereto (the "ESCROW Agreement"). The Escrow Amount shall be funded by the Seller by depositing a portion of the Cash Payment amount equal to the Escrow Amount with the escrow agent. The escrow agent shall hold the Escrow Amount in accordance with the terms, conditions and procedures set forth in the Escrow Agreement.

                                    ARTICLE V
                        REPRESENTATIONS AND WARRANTIES OF
                       SELLER AND THE SELLER'S SHAREHOLDER

                  Seller and the Seller's Shareholder hereby, jointly and severally, represent and warrant to Buyer as of the date hereof and as of the Closing as follows:

         5.1. ORGANIZATION AND GOOD STANDING; POWER AND AUTHORITY; QUALIFICATIONS. Seller (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (c) has all requisite power and authority to enter into and consummate the transactions contemplated by this Agreement and the Ancillary Documents to which it is a party. Seller is qualified to transact business as a foreign corporation in, and is in good standing in each jurisdiction in which such qualification is necessary. The Seller's Shareholder has the legal capacity to execute, deliver and perform his obligations under this Agreement and each of the Ancillary Documents to which he is a party and to consummate the transactions contemplated hereby and thereby.

         5.2. DUE AUTHORIZATION OF SELLER. The execution, delivery and performance by Seller of the Agreement and the Ancillary Documents to which it is a party have been duly authorized by all requisite corporate action on the part of Seller. The Agreement and each of the Ancillary Documents to which Seller is a party have been duly and validly executed and delivered by Seller and each constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with the terms thereof except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

         5.3. DUE AUTHORIZATION OF THE SELLER'S SHAREHOLDER. The execution, delivery and performance by the Seller's Shareholder of the Agreement and the Ancillary Documents to which he is a party have been duly authorized by all requisite individual action on the part of the Seller's Shareholder. The Agreement and each of the Ancillary Documents to which the Seller's Shareholder is a party have been duly and validly executed and delivered by the Seller's Shareholder and each constitutes the legal, valid and binding obligation of the Seller's Shareholder, enforceable against him in accordance with the terms thereof except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

         5.4. NO CONFLICT. Except as set forth on Schedule 5.4, the execution and delivery of the Agreement and the Ancillary Documents by Seller and the Seller's

Shareholder and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the sale of the Acquired Assets) will not (a) violate any material provision of any domestic (federal, state or local) law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body to which the Acquired Assets or the Business are subject or derive benefit,
(b) materially conflict with, or result in any violation or breach of, or default or loss of a benefit under, or cause or permit the cancellation or termination of, or cause or permit the acceleration under, the terms, conditions or provisions of any Assigned Contract, (c) result in the creation or imposition of any Encumbrance (as defined in Section 1.1) upon any of the Acquired Assets or the Business or (d) violate Seller's Articles of Incorporation, Bylaws, or other organization documents.

         5.5. FINANCIAL STATEMENTS. Attached hereto as Schedule 5.5 (a) are copies of (i) the statements of assets, liabilities and equity as of December 31, 1996, prepared on the income tax basis, the related statement of revenues, expenses and retained earnings for the year then ended, prepared on the income tax basis, and the cash flows for the years then ended, prepared on the income tax basis, reviewed by Seller's Accountants (the "REVIEWED FINANCIAL STATEMENT"), (ii) the compiled statements of assets, liabilities, and equity as of December 31, 1995, prepared on the income tax basis, and the related statements of revenues and expenses for the year then ended, prepared on the income tax basis and compiled by Seller's Accountants (the "COMPILED FINANCIAL STATEMENTS") and (iii) the compiled statement of assets, liabilities, and equity as of September 30, 1997, prepared on the income tax basis, and the related statements of revenues and expenses for the nine (9) months then ended, prepared on the income tax basis and compiled by Seller's Accountants (the "CURRENT FINANCIAL STATEMENT"). Except as set forth on Schedule 5.5(b), the Reviewed Financial Statements, the Compiled Financial Statements and the Current Financial Statements have been prepared on a basis consistent with Sellers' accounting practices for prior periods. The Reviewed Financial Statements and the Current Financial Statements are (i) in all material respects in accordance with the books and records of Seller, (ii) except as set forth on Schedule 5.5(b) have been prepared on a basis consistent with Seller's accounting practices for prior periods; (iii) have been prepared on an income tax basis of accounting, and (iv) except as set forth in Schedule 5.5(b) fairly present in all material respects the financial condition, results of operations, and in the case of the Reviewed Financial Statements, the cash flows of the Business as of the dates and for the periods indicated in accordance with income tax basis accounting.

         5.6. ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed on
Schedule 5.6, or otherwise addressed herein, the Business does not have any material liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known, whether due or to become due and regardless of when asserted) other than (i) liabilities or obligations reserved against or otherwise disclosed in the Current Financial Statements or the footnotes thereto, and (ii) liabilities or obligations incurred after the date of the Current Financial Statements in the ordinary course of business consistent (in amount and kind) with past practice.

         5.7. ABSENCE OF MATERIAL CHANGES. (a) Except as set forth on Schedule
5.7 and except as otherwise expressly contemplated by this Agreement, since September 30, 1997 Seller has conducted the Business in the ordinary course, consistent with past practice, and there has not been (i) any material adverse change in the condition (financial or otherwise), results of operations, business, assets, or liabilities of the Business or a material adverse change in the Acquired Assets or the Assumed Liabilities (collectively, a "MATERIAL ADVERSE EFFECT") or any event or condition that could reasonably be expected to have a Material Adverse Effect, (ii) any waiver or cancellation of any valuable right of the Business, or the cancellation of any material debt or claim held by the Business, (iii) any payment, discharge or satisfaction of any claim, liability or obligation of the Business other than in the ordinary course of business, (iv) any Encumbrance upon the Acquired Assets, (v) any sale, assignment or transfer of any tangible or intangible assets of the Business except in the ordinary course of business, (vi) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting in the aggregate the Acquired Assets or the assets, property, financial condition or results of operations of the Business, (vii) any increase, direct or indirect, in the compensation paid or payable to any officer or director of Seller or, other than in the ordinary course of business, to any other employee, consultant or agent of Seller, (viii) any change in the accounting methods, practices or policies of the Business, (ix) any indebtedness incurred for borrowed money by the Business other than in the ordinary course of business, (x) any amendment to or termination of any Assigned Contract other than the expiration or termination of any such agreement in accordance with its terms, (xi) any change with respect to the regulation of the Business or its activities by any administrative agency or governmental body to the extent such change has had or could reasonably be expected to have a Material Adverse Effect, (xii) any material change in the manner of business or operations of the Business (including, without limitation, any accelerations or deferral of the payment of accounts payable or other current liabilities or deferral of the collection of accounts or notes receivable), (xiii) any capital expenditures or commitments therefor by the Business, except as set forth on Schedule 5.7(a)(xiii), (xiv) any transaction entered into by the Business other than in the ordinary course of business or any other transaction entered into by the Business (exclusive of payroll) whether or not in the ordinary course of business involving the aggregate consideration of $100,000 or more in a single transaction or series of related transactions or (xv) any agreement or commitment (contingent or otherwise) by Seller to do any of the foregoing.

                  (b) The liabilities included in Section 3.1(a)(i) as reflected in the Final Year End Financial Statements shall not exceed $1,000,000.

         5.8. AGREEMENTS. (a) Except for equipment rental contracts, Schedule 5.8(a) contains a complete and correct list of all material Contracts, written or oral, relating to the Business, including:

                           (i) Contracts relating to the purchase or collection
of accounts receivable or the provision of billing and collection services (including, without limitation, all customer orders and purchase orders for services to be rendered by the Business which are yet to be performed, fulfilled or completed as of the Closing);

                           (ii) Contracts relating to the lease of real or
personal property other than those Contracts which are cancelable by Buyer on not more than thirty days' notice and do not in any case provide for a rental of more than $500 per month;

                           (iii) Contracts, licenses or other agreements
(whether as licenser or licensee, assignor or assignee) relating to Intellectual Property;

                           (iv) Contracts with officers, employees, agents or
consultants providing for annual payments in excess of $20,000;

                           (v) Excluding equipment rental contracts, contracts
for the sale of goods or the provision of services involving payments to the Business in excess of $20,000 individually or for an original term of more than 12 months;

                           (vi) Excluding equipment rental contracts, Contracts
for the purchase of materials, supplies or services or for any capital expenditures involving payments by the Business of more than $30,000 individually or which is for an original term of more than 12 months;

                           (vii) Contracts with any distributor, dealer, sales
agent in excess of $25,000 or representative in excess of $25,000;

                           (viii) Collective bargaining or other agreements with
any labor union;

                           (ix) Contracts granting any Person an Encumbrance on
any of the Acquired Assets;

                           (x) Contracts pursuant to which a joint venture or
partnership has been formed or will be formed or is governed;

                           (xi) Contracts relating to the lending or borrowing
of money, including indentures, mortgages, notes, bonds or other evidences of indebtedness and any credit or similar agreement in respect of borrowed money, and any guarantee of or agreement to acquire any such obligation of any other Person;

                           (xii) Contracts containing covenants not to compete
or which otherwise restrict the Business from entering into any line of business or any agreement which contains geographic restrictions on the activities of the Business;

                           (xiii) Contracts relating to the investigation or
remediation of any environmental matters or relating to the performance of any environmental audit, study or report with respect to the Business;

                           (xiv) Contracts relating to the acquisition by Seller
of any business or the capital stock of any other Person that have not been consummated or that have been consummated but contain representations, covenants, guaranties, indemnities or other obligations that remain in effect;

                           (xv) Contracts under which Seller agrees to indemnify any Person or to share tax liability of any Person;

                           (xvi) Other than as set forth on Schedule
5.8(a)(xvi), confidentiality agreements with any other Person;

                           (xvii) Contracts with the government of the United
States or any other country or any subdivision, department or agency thereof;
and

                           (xviii) Other than equipment rental contracts, any
other Contract that is material to the business operations, results of operations or condition (financial or otherwise) of the Business, the Acquired Assets or the Assumed Liabilities.

                  (b) Correct and complete copies of all Contracts (or, where they are oral, true and complete written summaries thereof) required to be listed on Schedule 5.8(a) (each, a "MATERIAL CONTRACT") have previously been delivered to Buyer or its representatives. Except as otherwise set forth on
Schedule 5.8(b), (i) each Material Contract is valid, in full force and effect and enforceable in accordance with its terms and (ii) there has not occurred any default or any event that, with the lapse of time, the giving of notice or the election of any Person, or any combination thereof, will become a default, under any Material Contract except where such default has not and could not reasonably be expected to have a Material Adverse Effect.

                  (c) FORM AGREEMENTS. Correct copies of Seller's form of (i) rental contract is contained on Schedule 5.8(c)(i); (ii) personal guarantee and credit application is contained on Schedule 5.8(c)(ii). All such rental contracts to which Seller is a party comply in all material respects with the form of rental contract. All of such agreements contain adequate provisions for enforcing payment of the obligations governed thereby. All such contracts are assignable to Buyer without the consent of any Person.

         5.9. INTELLECTUAL PROPERTY RIGHTS. (a) Except as set forth on Schedule 5.9(a), Seller owns the entire right, title and interest in and to the Intellectual Property free and clear of any claims, liens or Encumbrances of any kind. Schedule 5.9(a) sets forth a true and correct list and description (including the country of registration) of (i) all patents, patent applications, registered and unregistered trademarks, trademark applications, registered and unregistered copyrights and copyright applications associated with the Intellectual Property, and (ii) all licenses or agreements in connection with the foregoing. All patent, copyright and trademark registrations with respect to the Intellectual Property are valid, subsisting, enforceable and in full force and effect, and all patent applications, copyright applications and trademark applications with respect to the Intellectual Property are pending and in good standing, all without challenge of any kind; and no aspect thereof is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any governmental authority or arbitrator. Seller has taken and is presently taking all steps necessary to prevent any impairment of the right of the Business to make use of the Intellectual Property, and Seller has filed all appropriate renewals, extensions, affidavits of continued use and/or incontestability, and has paid all fees associated therewith, necessary to maintain the Intellectual Property. There is no claim or demand of any Person, dispute with any Person, or any suit, action, proceeding or litigation pending or, to Seller's best knowledge, threatened, with respect to any Intellectual Property.

                  (b) Except as set forth on Schedule 5.9(b), to Seller's best knowledge, the Business has not interfered with, infringed upon or misappropriated any intellectual property right of any third party nor does any interference, infringement, or misappropriation result from the manufacture, use, or sale of any of the Acquired Assets. Seller has not received any charge, complaint, claim, demand or notice alleging any such interference, infringement or misappropriation (including any claim that it must license or refrain from using any intellectual property right of any third party), nor does Seller have knowledge or any basis for any such claim. To Seller's best knowledge, no third party has interfered with, infringed upon or misappropriated (whether or not such use constitutes infringement) any Intellectual Property.

                  (c) Except as set forth on Schedule 5.9(c), the Business is not obligated to pay any amount, whether as a royalty, license fee or other payment, to any Person in order to make, use, or sell any Intellectual Property.

                  (d) Except as to the Persons set forth on Schedule 5.9(d), Seller has not disclosed any of its proprietary information that, if disclosed, would adversely affect the Business other than (i) in the regular and ordinary course of business, to employees and consultants whose knowledge of the contents thereof is necessary to the performance of their duties to Seller, (ii) in connection with entering into this Agreement, (iii) to governmental authorities from time to time as requested, (iv) to other persons subject to agreements regarding the confidential treatment thereof.

                  (e) Except to the extent Seller may be regarded as the owner of Software set forth on Schedule 5.9(f), Seller does not own any Software used in the operation of the Business as currently conducted or currently proposed to be conducted.

                  (f) Schedule 5.9(f) lists and identifies all Third Party Software that is material to the operation of the Business. Except as set forth on Schedule 5.9(f), Seller has the right to use all such Third Party Software, including all Intellectual Property rights associated therewith, pursuant to license, sublicense or contract. Seller has delivered to Buyer a true, correct and complete copy of each license identified in Schedule 5.9(f). All royalties due under said licenses have been paid and there exists no default by Seller or by any other party under the terms of said licenses, and no event has occurred which, upon the passage of time or the giving of notice, or both, would result in any default by Seller or by any other party to the license or prevent Seller from exercising and obtaining the benefits of any options contained therein. Except as set forth in Schedule 5.9(f), Seller has all right, title and interest of the licensee under the terms of said licenses, free of all Encumbrances, all such licenses are valid and in full force and effect and Seller is in compliance with the terms thereof. There is no basis for acceleration under any of said licenses as a result of the transactions contemplated by this Agreement. Seller has not received any written or oral notice of infringement, violation or conflict with any intellectual property right of any Person with respect to Seller's use of any Third Party Software.

         5.10. CORPORATE MINUTE BOOKS. Except as set forth on Schedule 5.10(a), the corporate records of Seller and the Business are correct and complete and maintained in accordance with good business practices and all applicable laws. Except as set forth on Schedule 5.10(b), true and correct copies of all minutes of meetings or other actions by the directors, stockholders or incorporators of Seller since its inception have previously been provided to Buyer.

         5.11. ASSETS. (a) Seller has, and upon consummation of the transactions contemplated hereby, except as disclosed on Schedule 5.11(a) (on a category of asset basis), Buyer will have, good and marketable title to all of the Acquired Assets, free and clear of any Encumbrances except Encumbrances for taxes not yet due and payable.

                  (b) Except as set forth on Schedule 5.11(b), as of December 1, 1997 all of the tangible Acquired Assets (i) are in good operating condition and repair (normal wear and tear excepted), (ii) are subject to continued repair and replacement in accordance with past practice and all applicable regulations, and
(iii) are suitable for their current use.

                  (c) The Acquired Assets include all assets and personal property (other than the Excluded Assets) which are currently used or held for use in connection with the conduct and operation of the Business, and, as of the Closing Date, the Acquired Assets will include all of the assets and properties required to conduct and operate the Business substantially as it is now being conducted and operated.

         5.12. EMPLOYEE BENEFIT PLANS. (a) Schedule 5.12(a) hereto contains a true and complete list, summary or copy of (i) each plan, program, policy, payroll practice, contract, agreement or other arrangement, or commitment therefor, providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral, and whether or not legally binding, pursuant to which Seller has any liability, contingent or otherwise, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA and each "multi-employer plan" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA (each, a "BENEFIT PLAN"), and (ii) each management, employment, bonus, option, equity (or equity related), severance, consulting, non compete, confidentiality or similar agreement or contract between the Seller and any Employee pursuant to which the Seller has any liability, contingent or otherwise (each, an "EMPLOYMENT AGREEMENT"), and (iii) Employee policy manual (provided that any Benefit Plan or Employment Agreement need not be listed or summarized on Schedule 5.12(a) to the extent that the terms of any such Benefit Plan or Employment Agreement are set forth in the Employee policy manual) pursuant to which Seller has any liability, contingent or otherwise, between Seller and any current, former or retired employee, officer, consultant, independent contractor, agent or director of Seller (an "EMPLOYEE"). Neither Seller nor any ERISA Affiliate (as defined below) currently sponsors, maintains, contributes to, or has any liability to, nor is it required to contribute to, nor has Seller or any ERISA Affiliate ever sponsored, maintained, contributed to or been required to contribute to, or incurred any liability to, (i) any Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and which is subject to Title IV of ERISA or Section 412 of the Code,
(ii) any "multiemployer plan" (as defined in ERISA Sections 3(37) or 4001(a)(3)) or (iii) any Benefit Plan which provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any Employee upon his or her retirement or termination of employment, except as required by
Section 4980B of the Code nor has the Seller ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment. For purposes of this Section 5.12(a), "ERISA Affiliate" means each business or entity which is a member of a "controlled group of corporations," under "common control" or an "affiliated service group" with Seller within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with Seller under Section 414(o) of the Code, or is under "common control" with Seller, within the meaning of Section 4001(a)(14) of ERISA.

                  (b) Seller has previously provided to Buyer current, accurate and complete copies of all documents embodying or relating to each Benefit Plan and each Employee Agreement, including all amendments thereto, written interpretations thereof, trust or funding agreements relating thereto (if any), the two most recent annual reports (Series 5500 and related schedules) required under ERISA (if any) in connection with each Benefit Plan or related trust, the most recent determination letter (if any) received from the Internal Revenue Service or other opinion letter with respect to the qualified status under Code
Section 401(a) of any Benefit Plan for each Benefit Plan and related trust which is intended to satisfy the requirements of Code Section 401(a), the two most recent actuarial reports, valuations or annual or periodic accounting (if any), for each Benefit Plan, the most recent summary plan description (with the most recent summary of material modifications) (if any) and all material communications to any Employee or Employees relating to any Benefit Plan or Employee Agreement.

                  (c) Each Benefit Plan has been established and maintained in accordance with its terms and in compliance with all applicable, laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code, and each Benefit Plan intended to qualify under Section 401 of the Code is, and since its inception has been, so qualified and there have been no audits or investigations by the IRS, the Department of Labor or the Pension Benefit Guarantee Corporation which could affect such qualification or result in liability to Seller. In addition, (i) no "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Benefit Plan; (ii) no action or failure to act and no transaction or holding of any asset by, or with respect to, any Benefit Plan has or may subject Seller or any fiduciary to any tax, penalty or other liability, whether by way of indemnity or otherwise; (iii) there are no actions, proceedings, arbitrations, suits or claims pending, or to the knowledge of Seller or the Seller's Shareholder, threatened or anticipated (other than routine claims for benefits) against Seller or any administrator, trustee or other fiduciary of any Benefit Plan with respect to any Benefit Plan, or against any Benefit Plan or against the assets of any Benefit Plan; (iv) each Benefit Plan can be amended, terminated or otherwise discontinued without liability to Seller or Buyer; (v) Seller has made all payments with respect to all periods through the date hereof, and will make a pro-rata payment for the period ending as of the Closing Date, in each case which are required by each Benefit Plan, each related trust, each collective bargaining agreement or by law to be made to, or with respect to each Benefit Plan (including all insurance premiums with respect to each Company Benefit Plan); and (vi) no liability under any Benefit Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which Seller or the Seller's Shareholder has received notice that such insurance company is insolvent or is in rehabilitation or any similar proceeding.

                  5.13. LABOR RELATIONS; EMPLOYEES. (a) Schedule 5.13 hereto lists all employees of Seller with an annual salary in excess of $50,000. Except as set forth on Schedule 5.13 hereto, (b) Seller is not delinquent in any material respect in payments to any of its employees, for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by the date hereof or amounts required to be reimbursed by them to the date hereof,
(c) Seller is compliance, in all material respects, with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, (d) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees, (e) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, (f) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees, (g) Seller is not bound by or subject to (and none of its assets or properties is bound by or subject to ) any commitment or arrangement, written or oral, express or implied, with any labor union, and no labor union has requested or, to Seller's best knowledge, has sought to represent any of Seller's employees, representatives or agents or (h) there is no labor strike, dispute, slowdown or stoppage actually pending, or, to Seller's best knowledge, threatened against or involving Seller or the Business. Seller will not terminate more than five Employees during the 90-day period immediately prior to Closing, and all such terminations will have been in the ordinary course of the operations of the Business.

         5.14. LITIGATION; ORDERS. Except as set forth on Schedule 5.14, there is no civil, criminal or administrative action, suit, claim, notice, hearing, inquiry, proceeding or investigation at law or in equity by or before any court, arbitrator or similar panel, governmental instrumentality or other agency now pending or, to Seller's best knowledge, threatened (i) against the Acquired Assets or the Business or (ii) which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement and the Ancillary Documents. Except as set forth in Schedule 5.14, none of the Acquired Assets or the Business is subject to any order, writ, injunction or decree of any court of any federal, state, municipal or other domestic or foreign governmental department, commission, board, bureau, agency or instrumentality.

         5.15. COMPLIANCE WITH LAWS; PERMITS. Except as provided in Schedule 5.15, and/or except where the failure to comply could not reasonably be expected to have a Material Adverse Effect, the Business is in compliance, and has been conducted in compliance, with all federal, state and local laws, rules, ordinances, codes, consents, authorizations, registrations, regulations, decrees, directives, judgments and orders applicable to it. Seller has all federal, state, local and foreign governmental licenses, permits and authorizations (each, a "PERMIT") necessary in the conduct of the Business as currently conducted except where the failure to have such Permits could not reasonably be expected to have a Material Adverse Effect. All such Permits are in full force and effect; no violations have been recorded in respect of any such Permits except where such violation could not reasonably be expected to have a Material Adverse Effect; no material proceeding is pending or, to the Seller's best knowledge, threatened to revoke or limit any such Permit.

         5.16. RELATED TRANSACTIONS. (a) Except as set forth (by category and annual dollar amounts for the last complete fiscal year and the nine months ending on September 30, 1997) on Schedule 5.16(a), no current stockholder, director, officer or employee of Seller and no relative of any of the foregoing persons is currently, or during the stated period of time has been, directly or indirectly through a Person it controls, a party to any agreement, transaction or series of similar transactions with the Business, other than in connection with any such Person's duties as a director, officer or employee of Seller.

                  (b) Each category of ongoing transaction set forth on Schedule 5.16(a) is on terms that are consistent with the past practice of the Business.

                  (c) No current stockholder, director, officer or employee of Seller or relative of any of the foregoing, other than the Seller's Shareholder, has any interest, directly or indirectly through a Person it controls, in any Acquired Assets or any property or asset used, held for use, or related to the Business.

         5.17. DISCLOSURE. Neither this Agreement nor any certificate, instrument or written statement furnished or made to the Buyer by or on behalf of Seller or the Seller's Shareholder in connection with this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading; PROVIDED, HOWEVER, that Seller makes no representation regarding any projections as to the line items contained in the Current Financial Statements, which projections were provided to Buyer prior to the delivery of the Current Financial Statements. The form of representation letter to Deloitte Touche, LLP from Seller, and attached hereto as EXHIBIT C, does not contain any untrue statement of material fact necessary in order to make the statements contained therein not misleading. There is no fact that Seller or the Seller's Shareholder has not disclosed to the Buyer or their counsel in writing and of which Seller or the Seller's Shareholder is aware could reasonably be expected to have a Material Adverse Effect or materially affect the ability of Seller or the Seller's Shareholder to perform its obligations under the Agreement and the Ancillary Documents.

         5.18. TAXES. (a) To the best of their knowledge, Seller and the Seller's Shareholder have (i) timely filed in accordance with any applicable laws, rules and regulations, all Tax Returns required to be filed by it, and
(ii) paid all Taxes for which a notice of, or assessment or demand for, payment has been received or which are otherwise due and payable, other than Taxes which are being contested in good faith, which contests are set forth on Schedule 5.18(a). All Tax Returns filed by Seller and the Seller's Shareholder are true, correct and complete in all material respects, and all Taxes for which Seller may be liable have been paid or adequate reserves have been established in respect thereof on, and are reflected on, the Balance Sheet or on Schedule 5.18(a). Except as set forth on
Schedule 5.18(a), in respect of the Seller (A) there is no action, suit, proceeding, investigation, audit, claim, lien, or material assessment pending or proposed with respect to Taxes or with respect to any Tax Return, (B) all amounts required to be collected or withheld by Seller with respect to Taxes have been duly collected or withheld and any such amounts that are required to be remitted to any taxing authority have been duly remitted, and (C) there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any Tax Return which remain in effect.

                  (b) No taxing authority in a jurisdiction where Seller does not file Returns has made a claim, assertion or threat that such non-filing entity is or may be subject to taxation by such jurisdiction. Schedule 5.18(b) contains a list of states, territories and jurisdictions (whether foreign or domestic) in which Seller has filed an income, franchise, sales and use tax return for taxable periods ending on or after the applicable statutes of limitation.

                  (c) The Seller has been at all times since January 1, 1992, a corporation subject to Taxes under Subchapter S of the Code. Nothing in the preceding sentence should be interpreted to mean that Seller was not treated prior to January 1, 1992 as a corporation subject to Taxes under Subchapter S of the Code.

         5.19. ENVIRONMENTAL PROTECTION. Except as set forth in Schedule 5.19(a), the Business is, and at all times has been conducted, in compliance with all applicable federal, state and local laws, rules, regulations, codes, ordinances, orders, decrees, directives and judgments relating to Environmental Matters (as defined below), including all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable Environmental Laws (as defined below). Except as set forth in Schedule 5.19(b), the Business has obtained, and is in compliance with, all permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws ("ENVIRONMENTAL Permits"), except where the failure to obtain or comply with such Environmental Permit could not reasonably be expected to have a Material Adverse Effect, including, without limitation, those regulating emissions, discharges, or releases of Hazardous Substances (as defined below), or the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances used or produced by or otherwise relating to its business. Except as set forth on Schedule 5.19(c), there are no claims, notices, civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or, to the best knowledge of Seller, threatened against the Business that are based on or relate to any Environmental Matters or the failure to have any required Environmental Permits, except to the extent that such events could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.19(d), there are no material past or present conditions, events or circumstances (a) that may interfere with or prevent continued compliance by the Business with Environmental Laws and the requirements of Environmental Permits, (b) that may give rise to any liability or other obligation under any Environmental Laws that may require the Business to incur any actual or potential Environmental Costs (as defined below) or (c) that may form the basis of any claim, action, suit, proceeding, hearing, investigation or inquiry against or involving the Business based on or related to any Environmental Matter or which could require the Business to incur any Environmental Costs. Except as set forth in Schedule 5.19(e), no underground or aboveground storage tanks, incinerators or surface impoundments have been used by the Business or at any place where the Business operates or has operated or on any property owned, leased or controlled or formerly owned, leased or controlled by the Business. Except as set forth in Schedule 5.19(f), Seller has not received any written notice or other communication that it is or may be a potentially responsible person or otherwise liable in connection with any waste disposal site allegedly containing any Hazardous Substances, or other location used for the disposal of any Hazardous Substances, or notice of any failure on its behalf to comply in any respect with any Environmental Law or the requirements of any Environmental Permit. Except as set forth on Schedule 5.19(g), the Business has not used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Substances to any place or location, or in violation of any Environmental Laws. Except as set forth in Schedule 5.19(h), no lien exists, and no condition exists which could result in the filing of a lien, against any Acquired Asset under any Environmental Law or relating to any Environmental Matter. Except as set forth in Schedule 5.19(i), there has been no material release or other dissemination at any time of any Hazardous Substances at, on, or about, under or within any real property currently or formerly owned or leased by the Business or any real properties operated or controlled by the Business (other than pursuant to and in accordance with permits held by the Business). Except as set forth in Schedule 5.19(j), Seller has not been requested or required by any governmental authority to perform any investigatory or remedial activity or other action in connection with any Environmental Matter.

         For the purposes of this Section 5.19, the following terms shall have the meanings indicated:

                  "ENVIRONMENTAL COSTS" means, without limitation, any actual or potential cleanup costs, remediation, removal, or other response costs (which, without limitation, shall include costs to cause the Business to come into compliance with Environmental

Laws), investigation costs (including, without limitation, fees of consultants, counsel, and other experts in connection with any environmental investigation, testing, audits or studies), losses, liabilities or obligations (including, without limitation, liabilities or obligations under any lease or other contract), payments, damages (including, without limitation, any actual, punitive or consequential damages under any statutory laws, common law cause of action or contractual obligations or otherwise, including, without limitation, damages (a) of third parties for personal injury or property damage or (b) to natural resources), civil or criminal fines or penalties, judgments, and amounts paid in settlement arising out of or relating to or resulting from any Environmental Matter.

                  "ENVIRONMENTAL LAWS" means, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
section 9601, ET SEQ.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. section 11001, ET SEQ.; the Resource Conservation and Recovery Act, 42 U.S.C. section 6901, ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. section 2601, ET SEQ.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. section 136, ET SEQ.; the Clean Air Act, 42 U.S.C.
section 7401, ET SEQ.; the Clean Water Act (FederaL Water Pollution Control
Act), 33 U.S.C. section 1251, ET SEQ.; the Safe Drinking Water Act, 42 U.S.C.
section 300f, ET SEQ.; The Occupational Safety and Health Act, 29 U.S.C. section 641, ET SEQ.; the Hazardous Materials Transportation Act, 49 U.S.C. section 1801, ET SEQ.; as any of the above statutes have been amended from time to time, all rules and regulations promulgated pursuant to any of the above statutes, and any other federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, as the same have been amended from time to time, including any common law cause of action providing any right or remedy relating to Environmental Matters, all indemnity agreements and other contractual obligations (including leases, asset purchase and merger agreements) relating to environmental matters, and all applicable judicial and administrative decisions, orders, and decrees relating to Environmental Matters.

                  "ENVIRONMENTAL MATTER" means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Substances into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Substances.

                  "HAZARDOUS SUBSTANCES" means any pollutants, contaminants, toxic or hazardous substances, materials, wastes, constituents, compounds, chemicals, natural or manmade elements or forces (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, lead, asbestos and asbestos-containing materials, building construction materials and debris, polychlorinated biphenyls ("PCBS") and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, sonic forces and other natural forces, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by, or may form the basis of liability under, any Environmental Laws as such Environmental Laws exist as of or existed prior to the Closing Date.

         5.20. CONSENTS. Except as set forth on Schedule 5.20, no permit, authorization, consent or approval of or by, or any notification of or filing with, any person (governmental or private) is required by Seller or the Seller's Shareholder in connection with the execution, delivery and performance of the Agreement and the Ancillary Documents to which it is a party or any documentation relating thereto, the consummation by Seller or the Seller's Shareholder of the transactions contemplated hereby and thereby, or the sale of the Acquired Assets.

         5.21. INSURANCE. Schedule 5.21 sets forth a list of all insurance coverage carried by Seller, the carrier and the terms and amount of coverage (the insurance policies required to be set forth on Schedule 5.21, the "INSURANCE POLICIES"). All of the Insurance Policies are in full force and effect and all premiums with respect thereto up to the Closing Date have been, or will be, paid. Seller has not failed to give any notice or present any claim under any of the Insurance Policies in due and timely fashion or as required thereunder and has not otherwise, through any act, omission or non-disclosure, jeopardized or impaired full recovery under such policies, and there are no claims by Seller under any of the Insurance Policies to which any insurance company is denying applicability of or coverage under the Insurance Policy or defending under a reservation of rights or similar clause. Seller has not received notice of any pending or threatened termination of any of the Insurance Policies or any premium increases for the current policy period with respect to any of such policies. Seller is entitled to receive any unearned insurance premiums paid with respect to such policies and returned to Seller following Closing.

         5.22. BROKERS. Neither the Seller's Shareholder, Seller nor any of its officers, directors, employees or stockholders has employed any broker or finder in connection with the transactions contemplated by this Agreement, except for Vine Street Partners.

         5.23. SUPPLIERS AND CUSTOMERS. Schedule 5.23 sets forth a correct and complete list of the ten largest customers and the ten largest suppliers/dealers (by dollar volume) of the Business for the twelve months ended December 31, 1996 and the nine months ended September 30, 1997. Except as set forth on Schedule 5.23, Seller does not have any knowledge of any termination, cancellation or threatened termination or cancellation or limitation of, or any material modification or change in, or expressed material dissatisfaction with the business relationship between Seller and (A) any supplier, dealer or vendor of the Business in each case of materials, equipment or services, in an amount in excess of $50,000 per year or (B) customer or client of the Business, in each case of materials, equipment or services, in an amount in excess of $50,000 per year.

         5.24. ACCOUNTS RECEIVABLE. (a) The accounts receivable and notes receivable reflected on the Current Balance Sheet and those accounts receivable and notes receivable of the Business acquired or created thereafter through the date hereof (each, a "RECEIVABLE") (i) are bona fide accounts receivable and notes receivable created in the ordinary and usual course of business in connection with bona fide transactions and consistent with past practice and
(ii) are recorded net of discounts, if any, provided to customers.

                  (b) Except as set forth on Schedule 5.24(b), as of the date hereof there is (i) to Seller's best knowledge, no debtor of a Receivable which is insolvent or bankrupt and (ii) no Receivable is pledged to any third party.

                  (c) There will be at least $3,200,000 of collectible Receivables reflected in the Final Year End Financial Statement; PROVIDED, HOWEVER, that the calculation of such amount shall include in addition to the booked receivables Buyer's receipt of (i) unbooked receivables, (ii) finance charges on overdue Receivables existing as of or arising after the Closing Date and (iii) proceeds from collection claims existing as of the Closing Date (net of collection expenses and counterclaims).

         5.25. FLEET. The Final Year End Financial Statements will reflect that rental fleet will consist as of the Closing Date of at least the number of units by class and type as is reflected in Schedule 5.25.

         5.26. NET ASSETS. On the Final Year End Financial Statements, Acquired Assets minus Assumed Liabilities will be equal to at least $3,400,000.

         5.27. INDEMNIFICATION OBLIGATIONS. Within the past five years, Seller has not made any payment under any indemnification obligation.

         5.28. TAX SHARING AGREEMENTS. Seller is not a party to, and never has been a party to, any agreement relating to the sharing of Taxes with any other Person.

                                   ARTICLE VI
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller and the Seller's Shareholder as of the date hereof and as of the Closing as follows:

         6.1. DUE ORGANIZATION, VALID EXISTENCE; DUE AUTHORIZATION; ENFORCEABILITY. Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite power and authority to enter into and consummate the transactions contemplated by the Agreement and the Ancillary Documents. The execution, delivery and performance by Buyer of the Agreement and the Ancillary Documents have been duly authorized by all requisite corporate action on its part. The Agreement and each of the Ancillary Documents have been duly and validly executed and delivered by Buyer and constitute the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

         6.2. NO CONFLICT. The execution, delivery and performance by Buyer of each of the Agreement and the Ancillary Documents and the consummation by Buyer of the transactions contemplated hereby and thereby will not violate any provision of any domestic (federal, state or local) or foreign law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to it, except for such violations which, in the aggregate, would not have material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement or the Ancillary Documents.

         6.3. CONSENTS. No permit, authorization, consent or approval of or by, or any notification of or filing with, any person (governmental or private) is required by Buyer in connection with its execution, delivery and performance of the Agreement and the Ancillary Documents or its consummation of the transactions contemplated hereby and thereby, other than notifications and filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         6.4. BROKERS. Neither Buyer nor any of its officers, directors, employees or stockholders has employed any broker or finder in connection with the transactions contemplated by this Agreement.

                                   ARTICLE VII
                              PRE-CLOSING COVENANTS

         7.1. COOPERATION. Each of the parties hereto shall cooperate with each other and use all commercially reasonable efforts to cause the conditions set forth in Article IX to be satisfied and to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Documents, including consummation of the lease transactions contemplated by Section 9.2(g), and obtaining all consents, approvals, transfers, permissions, waivers, orders, licenses, registrations or authorizations of all courts, authorities and other third parties which are necessary or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Documents, and to transfer the Business and the Acquired Assets to Buyer.

         7.2. CONDUCT OF BUSINESS. (a) During the Interim Period, except as Buyer may otherwise consent to in writing or as otherwise specifically contemplated by this Agreement, Seller will:

                           (i) operate the Business only in the usual, regular
and ordinary course and in accordance with past practice;

                           (ii) use its best efforts to preserve intact the
business organization of the Business and keep available the services of its current officers, employees, agents and consultants involved with the Business;

                           (iii) maintain all the Acquired Assets in good
operating condition and repair, ordinary wear and tear excepted, and subject the Acquired Assets to continued repair and maintenance in accordance with past practice, in an effort to enable them to be operated after the Closing in the manner in which they are currently operated;

                           (iv) maintain insurance in full force and effect with
respect to the Business with responsible companies, comparable in amount, scope and coverage to that in effect on the date of this Agreement;

                           (v) use its best efforts to preserve its favorable
business relationships with the clients, lenders, suppliers, customers, licensors and licensees and others having business dealings with the Business, and to preserve the goodwill and ongoing operations of the Business;

                           (vi) maintain its books and records in the usual,
regular and ordinary manner, on a basis consistent with prior years (except as set forth on Schedule 5.5(b); and

                             (vii) perform and comply with its obligations under
the Assigned Contracts.

                    (b) During the Interim Period except as Buyer may otherwise consent to in writing or as otherwise specifically contemplated by this Agreement, Seller will not:

                           (i) acquire, by purchase or otherwise, any assets,
except in the ordinary course of business, consistent with past practice;

                           (ii) vary or amend the terms of any Assumed Liability
except in the ordinary course of business, consistent with past practice;

                           (iii) incur, assume, guaranty or otherwise become
liable in respect of any indebtedness for money borrowed or subject any of the Acquired Assets, to any Encumbrance, except for those incurred in the ordinary course of business, consistent with past practice;

                           (iv) sell, lease, transfer, assign or otherwise
dispose of any of the Acquired Assets except for sales of inventory including fleet equipment in the ordinary course of business, consistent with past practice;

                           (v) will not make any Distributions other than of the
Excluded Assets on a basis consistent with past practices;

                           (vi) enter into, modify, terminate, amend or grant
any waiver in respect of any material Contract (including any of the Assigned Contracts) except in the ordinary course of business, consistent with past practice;

                           (vii) grant to any Employee any increase in
compensation in any form (other than pursuant to existing Employee Agreements) or enter into, vary the terms of, or terminate any Employee Agreement or establish, propose to establish, amend or terminate any Company Benefit Plan except in the ordinary course of business consistent with past practice;

                           (viii) transfer, grant, amend or knowingly terminate
any of its rights relating to any of the Intellectual Property;

                           (ix) accelerate the collection of accounts or notes
receivable or delay the payment of accounts payable or otherwise operate the Business or take action other than in the ordinary course of business;

                           (x) except as necessary to satisfy Section 9.2(i),
discharge or satisfy any Encumbrance or liability or obligation (fixed or contingent), other than in the ordinary course of business, consistent with past practice, or in accordance with the existing terms thereof or compromise, settle or otherwise adjust any claim or litigation, except in the ordinary course of business, and except, in any case, any liability, obligations, claims or litigation which are Excluded Liabilities;

                           (xi) make any changes in its accounting methods or
practices;

                           (xii) enter into any transaction or agreement of any
kind with any stockholder, director, officer or employee of Seller, or relative of any of the foregoing, or any Person controlled by any of the foregoing, including the making of any loans, advances or investments to or in such entity, except for those categories of transactions and agreements set forth on Schedule 5.16(a) and in a manner consistent with past practices;

                           (xiii) enter any transaction, take any action, or by
inaction permit any event to occur, that would result in any of the representations and warranties of Seller or the Seller's Shareholder contained herein or in any Ancillary Document not being true and correct immediately after the occurrence of such transaction, action or event or on the Closing Date; or

                           (xiv) agree or otherwise commit to take any of the
actions set forth in the foregoing subparagraphs (i) through (xiii).

         7.3. REQUIRED NOTICES. (a) At all times prior to the Closing Date, Seller, or the Seller's Shareholder as appropriate under the circumstances, shall promptly give written notice to Buyer of (a) any facts or circumstances or the occurrence of any event or the failure of any event to occur, which has or is reasonably likely to have, (x) a Material Adverse Effect, (y) a material adverse effect on Seller's or the Seller's Shareholder' ability to consummate the transactions contemplated hereby or by the Ancillary Documents or to satisfy its obligations hereunder or thereunder, or (z) a breach of any representation or warranty made by Seller or the Seller's Shareholder in this Agreement or in any Ancillary Document, (b) any failure by Seller or the Seller's Shareholder to comply with any of its covenants or agreements contained in this Agreement, (c) any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any authority with respect to this Agreement, the Business, the Acquired Assets or the transactions contemplated hereby or by the Ancillary Documents, (d) the institution or the threat of institution of any material litigation or similar action with respect to this Agreement, the Business, the Acquired Assets or the consummation of the transactions contemplated hereby and (e) the occurrence of any event which will or is reasonably likely to result in the failure to satisfy any condition set forth in Article IX. Seller and the Seller's Shareholder will keep Buyer continually informed of such events. During the period from the date of this Agreement to the Closing Date, Seller and the Seller's Shareholder will confer on a regular basis with Buyer to report on the general status of the ongoing operations of the Business.

                    (b) At all times prior to the Closing Date, Buyer shall promptly give written notice to Seller of (a) any facts or circumstances or the occurrence of any event or the failure of any event to occur, which has or is reasonably likely to have, (x) a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby or by the Ancillary Documents or to satisfy its obligations hereunder or thereunder or (y) a breach of any representation or warranty made by Buyer in this Agreement or in any Ancillary Document, (b) any failure by Buyer to comply with any of its covenants or agreements contained in this Agreement, (c) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any authority with respect to this Agreement or the transactions contemplated hereby, (d) the institution or the threat of institution of any litigation or similar action with respect to this Agreement or the consummation of the transactions contemplated hereby and (e) the occurrence of any event which will or is reasonably likely to result in the failure to satisfy any condition set forth in Article IX.

         7.4. ACCESS. During the Interim Period, (i) Seller or the Seller's Shareholder as is appropriate under the circumstances, shall provide to Buyer and its representatives (A) such financial and operating data and other information as Buyer or its representatives may from time to time reasonably request with respect to the Business, the Acquired Assets and the transactions contemplated by this Agreement and (B) full access during normal business hours to the assets, properties, plants, offices, warehouses and other facilities, Contracts and books and records of the Business, and to the outside auditors of Seller and their work papers relating thereto, as Buyer may from time to time reasonably request and at Buyer's expense; and (ii) Buyer and its representatives shall be entitled to consult with the representatives, officers, employees and accountants of Seller with respect to the Business and Seller will instruct such persons to cooperate reasonably with Buyer.

         7.5. ACQUISITION PROPOSALS. During the period from the date of this Agreement until the earlier of the termination of this Agreement and the Closing Date, neither Seller nor any the Seller's Shareholder shall solicit or encourage, directly or indirectly, any inquiries, discussions or proposals for, furnish any information to any Person for the purpose of evaluating or determining whether to make or pursue any inquiries or proposals with respect to, continue, propose or enter into negotiations looking toward, or enter into or consummate any agreement or understanding providing for, any sale or other disposition of all or any portion of the Business, the Acquired Assets or any of the Seller's equity securities (whether newly issued or currently outstanding), or any merger or business combination involving Seller or for the purpose of otherwise effecting a transaction inconsistent with the transactions contemplated by this Agreement; and Seller and the Seller's Shareholder will use their best efforts to prohibit any of their respective officers, directors, representatives, agents or Affiliates from doing any of the above. Seller and the Seller's Shareholder will promptly notify Buyer if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, Seller, the Seller's Shareholder or any of their respective representatives or agents or any Affiliate of Seller or the Seller's Shareholder. Upon receipt of such notice, Buyer may take only such action as is reasonable under the circumstances.

         7.6. SUBSEQUENT FINANCIAL STATEMENTS. (a) As soon as practicable after the end of each month during the Interim Period, Seller will prepare and promptly deliver to Buyer copies of a compiled balance sheet as of the end of such month and a compiled income statement for the month then ended for the Business. All financial statements delivered hereunder shall (a) subject to
Schedule 5.5(b), be prepared on a basis consistent with past practice and (b) fairly present the financial position of the Business as at the dates thereof and the results of its operations for the periods then ended.

                  (b) As soon as possible following December 31, 1997, Seller will prepare statements of assets, liabilities and equity as of December 31, 1997 and the related statement of revenues, expenses and retained earnings for the year then ended (the "Preliminary Year End Financial Statements"). The Preliminary Year End Financial Statements shall be prepared on a basis consistent with the Current Financial Statements and Seller shall cause, at Seller's expense, such statements to be compiled by Seller's Accountants. The Preliminary Year End Financial Statements shall fairly present in all material respects the financial condition and results of operations of the Business as of and for the year ending December 31, 1997 in accordance with the income tax basis accounting.

                  (c) The Preliminary Year End Financial Statements shall be binding and conclusive upon, and deemed accepted by, Buyer unless the Buyer shall have notified the Seller in writing (the "Buyer's Objection") of any objections thereto within thirty (30) days after the delivery by the Seller of the Preliminary Year End Financial Statements. The Buyer's Objection shall specify in reasonable detail the reasons for such objection and the adjustments to the Preliminary Year End Financial Statements which Buyer believes should be made.

                  (d) Seller shall have thirty (30) days to review and respond in writing (the "Seller's Response") to Buyer's Objection. Disputes between Buyer and Seller relating to the Preliminary Year End Financial Statements that cannot be resolved by them within thirty (30) days after receipt by Buyer of the Seller's Response to the Buyer's Objection may be referred thereafter for decision at the insistence of either party to the Disputes Auditor. The Disputes Auditor shall establish the procedures to be followed

(including procedures with regard to presentation of evidence) giving due regard to the intention of the parties to resolve disputes as quickly, efficiently and inexpensively as possible. The parties shall, as promptly as practicable, submit evidence in accordance with the procedures established, and the Disputes Auditor shall decide the dispute in accordance therewith. The Disputes Auditor's decision on any matter referred to it shall be final and binding on Seller and Buyer. The fee of the Disputes Auditor shall be borne by Seller and Buyer in equal portions. The Buyer and the Seller shall make readily available to the Disputes Auditor all relevant books and records and any work papers (including those of the parties' respective accountants) relating to all items reasonably requested by the Disputes Auditor.

                  (e) The "Final Year End Financial Statements" shall be (i) the Preliminary Year End Financial Statements in the event that (x) no Buyer's Objection is delivered to the Seller during the 30-day period referred to in
Section 7.6(b) above, or (y) the Seller and the Buyer so agree, (ii) the Preliminary Year End Financial Statements adjusted in accordance with the Buyer's Objection in the event that Seller does not respond to Buyer's Objection within the 30-day period referred to in Section 7.6(d) above, or (iii) the Preliminary Year End Financial Statements, as adjusted by either (x) the agreement of the Seller and the Buyer or (y) the Disputes Auditor.

         7.7. NAME CHANGE. Simultaneously with the Closing, Seller shall amend its Articles of Incorporation to delete the name "Richbourg's Sales & Rentals, Inc."; "Richbourg"; and any derivation thereof.

         7.8. H-S-R. Each of Buyer and Seller shall make any and all filings and notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as promptly as practicable following the date of the Agreement. Each of Buyer and Seller shall take all commercially reasonable steps to ensure the waiting period under such statute expires or terminates early. Buyer shall be solely responsible for all filing fees associated with the Hart-Scott-Rodino application PROVIDED, HOWEVER, that if the transactions contemplated by this Agreement are not consummated for any reason whatsoever, Seller shall be responsible for fifty percent (50%) of such fees up to a maximum contribution by Seller of $22,500.

                                  ARTICLE VIII
                         POST-CLOSING AGREEMENTS

         8.1. NON-COMPETITION; NON-SOLICITATION; NON-DISCLOSURE:
NON-DISPARAGEMENT. (a) In consideration of the benefits to Seller and the Seller's Shareholder hereunder and in order to induce Buyer to enter into this Agreement, if the Closing occurs, Seller and the Seller's Shareholder hereby covenant and agree that for a period of five (5) years after the Closing Date, Seller and the Seller's Shareholder shall not, and shall cause their respective Affiliates not to, directly or indirectly, (i) in the United States of America, as a proprietor, partner, stockholder, director, officer, employee, joint venturer, investor, lender or in any other capacity own, engage in, conduct, manage, operate or control, or participate in, be associated with or be connected in any manner whatsoever in the ownership, management, operation or control of, any business which, directly or indirectly, engages in the Business (or any business which is substantially similar to the Business) as currently conducted by Seller or as conducted at any time during the preceding five-year period; or (ii) recruit, solicit, encourage, entice or induce any Person who is then an employee, customer or otherwise has a business relationship with the Business to terminate his or her relationship with the Business. Notwithstanding the foregoing, for purposes of this Section 8.1, the term "Business" shall not include Other Businesses. Nothing herein shall limit the right of Seller, the Seller's Shareholder or their respective Affiliates to own less than five (5%) percent of the voting securities of any company having securities registered under the Securities Exchange Act of 1934, as amended. If, at any time during the period beginning six months after the Closing Date and ending on the third anniversary of the Closing Date, Buyer shall, in its sole reasonable discretion, determine that the activities conducted by Richbourg's Cranes, Inc. are in competition with Buyer, then Buyer shall so inform the Seller's Shareholder by written notice. Within nine months following the receipt of such notice by the Seller's Shareholder, the Seller's Shareholder shall dispose of Richbourg's Cranes, Inc.

                  (b) From and after the Closing Date, neither Seller nor the Seller's Shareholder shall, or shall allow any of its Affiliates to, disclose to third parties or use for their own account any information with respect to the Business (including, without limitation, trade "know-how," secrets, consultant contracts, customer lists, subscription lists, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, new personnel acquisition plans, and research projects of the Business) except (i) to the extent that such information shall have become generally available to the public without breach of this Agreement; or (ii) to the extent that such information is required to be disclosed by law, by a governmental authority or by a final, non-appealable order of a court of competent jurisdiction; PROVIDED, HOWEVER, that in the event that disclosure of such information is requested or required by any law, a governmental authority or court order, Seller and the Seller's Shareholder shall provide Buyer with prompt notice of such request or requirement and shall, prior to disclosing such information, cooperate with Buyer with respect to any such disclosure including, without limitation, assisting Buyer, at Buyer's expense, in obtaining an appropriate protective order if Buyer so elects and (iii) to the extent such activity is conducted in association with the Other Businesses. From and after the Closing Date, Seller and the Seller's Shareholder shall use their best efforts not to allow any officer, director, employee, agent or consultant of theirs or of any of their Affiliates to disclose to third parties or to use for their own account any information with respect to the Business subject to the same limitations set forth in the prior sentence.

                  (c) Seller and the Seller's Shareholder acknowledge and agree that neither they nor their respective Affiliates shall publish any statement or make any statement (under circumstances reasonably likely to become public) critical or in any way adversely affecting or otherwise maligning the reputation of Buyer, Buyer's Subsidiaries, or Buyer's and Buyer's Subsidiaries' shareholders, debtholders, directors, management, Affiliates and Employees.

                  (d) Seller and the Seller's Shareholder acknowledge and agree that, if they or their respective Affiliates breach any provision of this
Section 8.1, any remedy at law would be inadequate and that Buyer, in addition to seeking monetary damages in connection with any such breach, shall be entitled to specific performance, injunctive and other equitable relief in the form of preliminary and permanent injunctions (without bond or other security) upon any breach of any such covenant to prevent or restrain a breach of this
Section 8.1 or to enforce the provisions of this Section 8.1.

                  (e) The parties hereto agree that the duration, area and scope that the covenants not-to-compete, not-to-solicit, not-to-disclose and not-to-disparage set forth in subsections (a), (b) and (c) of this Section 8.1 are designed to ensure such covenants are effective and adequately protect the Business, and are essential elements of this Agreement. The Buyer, Seller and the Seller's Shareholder have independently consulted with their respective counsel and have been advised concerning the reasonableness and propriety of such covenants with specific regard to the nature of the Business.

                  (f) In the event that any court determines that the duration, area or scope of the covenants not-to-compete, not-to-solicit, not-to-disclose and not-to-disparage set forth in subsections (a), (b) and (c) of this Section
8.1 are unreasonable and that any covenant is to that extent unenforceable, the parties hereto agree that such restriction shall remain in full force and effect for the greatest duration and in the greatest area and scope that would not render it unenforceable. The parties intend that each covenant shall be deemed to be a series of separate covenants, one for each of the jurisdictions within the United States of America where these covenants are intended to be effective.

         8.2. FURTHER ASSURANCES. At any time and from time to time after the Closing, the parties agree to cooperate with each other, to execute and deliver such other documents, instruments of transfer or assignment or assumption, files, books and records and do all such further acts and things as may be necessary or desirable (a) to sell, transfer, assign, deliver and convey to Buyer the Acquired Assets and the Business free and clear of all Encumbrances, (b) to arrange for the assumption by Buyer of the Assumed Liabilities, and (c) to otherwise carry out the intent of the parties hereunder.

         8.3. MAIL; PAYMENTS. (a) Seller authorizes and empowers Buyer on and after the Closing Date to receive and open all mail and other communications received by Buyer relating to the Acquired Assets, the Assigned Contracts and the Business and to deal with the contents of such communications in any proper manner. Seller shall promptly deliver to Buyer any mail or other communication received by it after the Closing Date pertaining to the Business. Buyer shall not open any mail or other communication received by it that is addressed to, delivered for, or otherwise intended for the Seller's Shareholder personally or the Other Businesses, and Buyer agrees to expeditiously deliver to Seller any such mail or other communication or payments for the Other Businesses, as well as any mail or other communication received by it that does not relate to the Business, the Acquired Assets or the Assigned Contracts.

                  (b) Seller shall promptly (but, in any event, not more than five Business Days after receipt thereof) pay or deliver to Buyer any monies or checks which have been mistakenly sent by customers to it and which should properly have been sent to Buyer (including, without limitation, any payments in respect of notes or accounts receivable transferred to Buyer pursuant to this Agreement).

                  (c) Seller agrees that Buyer has the right and authority to endorse, without recourse, any check or other evidence of indebtedness received by Buyer in respect of any note or account receivable transferred to Buyer pursuant to this Agreement or other Acquired Asset, and Seller shall furnish Buyer such evidence of this authority as Buyer may request.

         8.4. RIGHTS OF ENFORCEMENT AND SETTLEMENT. From and after the Closing, Buyer shall have complete control over the payment, settlement or other disposition of, or any dispute involving the Assumed Liabilities and the right at its sole expense to commence, conduct and control all negotiations and proceedings with respect thereto. Seller shall notify Buyer promptly of any claim made with respect to any Assumed Liabilities or Acquired Assets and shall not, without Buyer's prior written consent, voluntarily pay, settle or offer to settle, or consent to any compromise or admit liability with respect to, any Assumed Liabilities or Acquired Assets. Seller and the Seller's Shareholder shall cooperate with Buyer in any reasonable manner requested by Buyer in connection with any negotiations or proceedings involving any Assumed Liabilities or Acquired Assets, all of which shall be solely at Buyer's expense.

         8.5. ACCOUNTS RECEIVABLE; COLLECTION CLAIMS. Seller hereby irrevocably appoints Buyer as its attorney and agent commencing with the Closing Date for the purpose of collecting, solely at Buyer's expense, all of Seller's outstanding accounts and notes receivable, with full authority in Buyer, at Buyer's sole expense, to take any and all steps which it considers necessary or appropriate to accomplish said purpose. Seller shall cooperate reasonably with Buyer in collecting said accounts and notes receivable. Schedule 8.5 sets forth a listing of Seller's active and open collection claims and lawsuits.

         8.6. BOOKS AND RECORDS. Seller and the Seller's Shareholder shall allow Buyer and its agents reasonable access to any operating data or books and records relating to the Business not previously delivered to Buyer or delivered to Buyer pursuant to this Agreement during normal working hours at Seller's principal place of business or any location where such operating data or books and records are stored, as Buyer may from time to time reasonably request and, in connection therewith, Buyer shall have the right, at its own expense, to make copies of any such operating data or books and records; PROVIDED, HOWEVER, that any such access or copying shall be had or done so as not to interfere with the normal conduct of Seller's business, shall be done at reasonable times, and shall be subject to the Confidentiality Agreement.

         8.7. LIENS. Seller and the Seller's Shareholder shall take all actions necessary to have the title documents related to all Acquired Assets delivered to Buyer.

         8.8. CONFIDENTIALITY AGREEMENTS. Seller and the Seller's Shareholder shall use reasonable efforts to assist Buyer in obtaining the assignment of any confidentiality agreements to which Seller is a party and are not assignable.

         8.9 NO SALE. Buyer agrees to not sell any of the equipment subject to Seller's CASE CRE program and as set forth on Schedule 8.9 prior to July 31, 1998.

                                   ARTICLE IX
                       CONDITIONS TO PARTIES' OBLIGATIONS

         9.1. CONDITIONS TO SELLER'S AND THE SELLER'S SHAREHOLDER' OBLIGATIONS. The obligations of Seller and the Seller's Shareholder to complete the transactions provided for herein shall be subject to the following conditions:

                  (a) REPRESENTATIONS AND AGREEMENTS. Each of the representations and warranties of Buyer contained in this Agreement and the Ancillary Documents shall be true and correct in all material respects, on and as of the Closing, as though made as of the Closing, except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true in all material respects as of such date, and Buyer shall have performed, in all material respects, each of the agreements to be performed by it hereunder or thereunder on or before the Closing.

                  (b) OFFICER'S CERTIFICATE. Seller shall have received a certificate from an officer of Buyer dated as of the Closing Date reasonably satisfactory to Seller and its counsel certifying as to the satisfaction of the condition specified in Section 9.1(a).

                  (c) NO PROCEEDING OR LITIGATION. No suit, action, investigation, or other proceeding by any governmental body shall have been instituted (and be pending) or threatened, and no suit, action, investigation or other proceeding by any other Person shall have been instituted (and be pending), in each case which seeks to prevent or prohibit the consummation of the transactions contemplated by this Agreement and the Ancillary Documents.

                  (d) CORPORATE PROCEEDINGS. Seller shall have received a certificate executed by the Secretary of Buyer certifying a true and accurate copy of (i) resolutions of the Board of Directors of Buyer authorizing the transactions contemplated hereby and (ii) incumbency matters reasonably satisfactory to Seller and its counsel.

                  (e) ANCILLARY DOCUMENTS. Each of the Ancillary Documents to which Buyer is a party shall have been executed and delivered by Buyer, and each such agreement shall be in full force and effect as of the Closing.

                  (f) OPINION OF BUYER'S COUNSEL. Seller shall have received at the Closing the favorable opinion of Fried, Frank, Harris, Shriver & Jacobson, counsel for Buyer, to the effect that:

                           (i) Buyer is a corporation validly existing and in
good standing under the laws of the State of Delaware, is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not be reasonably likely to have a Material Adverse Effect, has all requisite corporate power and authority to enter into and carry out the transactions contemplated by this Agreement and the Ancillary Documents to which Buyer is a party;

                           (ii) This Agreement and the Ancillary Documents to
which Buyer is a party have been duly authorized, executed and delivered by Buyer and are the valid and binding obligations of Buyer, enforceable in accordance with their terms except as enforcement thereof may be limited by applicable bankruptcy, insolvency, or similar laws affecting the rights of creditors generally, and subject to judicial limitations which may be imposed upon the availability of equitable remedies; and

                           (iii) The execution and delivery of the Agreement and
the Ancillary Documents by Buyer and the consummation of the transactions contemplated thereby will not violate any provision of any applicable law, statute, rule or regulation, or any ruling, order, judgment, or decree known to counsel of any court, agency, or other governmental body to which the Buyer is subject, or violate Buyer's Certificate of Incorporation or Bylaws.

         9.2. CONDITIONS TO THE BUYER'S OBLIGATIONS. The obligations of Buyer to complete the transactions provided for herein shall be subject to the following conditions:

                  (a) REPRESENTATIONS AND AGREEMENTS. Each of the representations and warranties of Seller and the Seller's Shareholder contained in this Agreement and the Ancillary Documents shall be true and correct in all material respects, on and as of the Closing, as though made as of the Closing, except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true in all material respects as of such date, and Seller and the Seller's Shareholder shall have performed, in all material respects, each of the agreements to be performed by it hereunder or thereunder on or before the Closing.

                  (b) OFFICER'S AND THE SELLER'S SHAREHOLDER'S CERTIFICATE. Buyer shall have received a certificate from (i) an officer of Seller and (ii) the Seller's Shareholder dated as of the Closing reasonably satisfactory to Buyer and its counsel certifying as to the satisfaction of the condition specified in Section 9.2(a).

                  (c) NO PROCEEDING OR LITIGATION. No suit, action, investigation or other proceeding by any governmental body shall have been instituted (and be pending) or threatened, and no suit, action, investigation, or other proceeding by any other Person shall have been instituted (and be pending), that seeks to prevent or prohibit the consummation of the transactions contemplated by this Agreement or the Ancillary Documents or which is likely to have a Material Adverse Effect.

                  (d) ANCILLARY DOCUMENTS. Except as otherwise specifically provided for herein or in any Ancillary Documents, each of the Ancillary Documents shall have been executed and delivered by the various parties thereto other than Buyer, and each such agreement shall be in full force and effect as of the Closing.

                  (e) NO MATERIAL ADVERSE EFFECT. There shall have been no event which has, or reasonably could be expected to have, a Material Adverse Effect.

                  (f) LEASES. (a) The leases between Buyer and the Seller or the Seller's Shareholder, as appropriate, relating to the following properties shall have been executed and delivered prior to or contemporaneously with the Closing:

                  (i)      Athens, GA, 1460 Chase Street;
                  (ii)     Augusta, GA, 2051 Mike Padgett Highway;
                  (iii)    Charleston, SC, 8008 Dorchester Road;
                  (iv)     Fayetteville, NC, 140 Pepsi Lane;
                  (v)      Florence, SC, 1500 West Lucas Street;
                  (vi)     Columbia, SC, 108 North Montague Drive;
                  (vii)    Greenville, NC, 101 Hooker Road;
                  (viii)   Sumter, SC, 765 North Pike West;
                  (ix)     Macon, GA, 5340 Hawkinsville Road;
                  (x)      Greer, SC, 1936 Highway 101 South;
                  (xi)     Albany, GA, 1107 Centennial Avenue;
                  (xii)    Durham, NC, 2323 South Alston Avenue;
                  (xiii)   Monroe, NC, 2711 Chamber Drive;
                  (xiv)    Brunswick, GA, 117 Indigo Drive;
                  (xv)     Wilmington, NC, 304 Raleigh Street;
                  (xvi)    Myrtle Beach, SC, 749 Jason Boulevard; and
                  (xvii)   Tallahassee, FL, 3971 Woodville Highway.

                  (g) FORM OF LEASE. Subject to Schedule 9.2(g), each lease to be entered pursuant to this Section 9.2(g) shall be substantially equivalent to the lease attached hereto as EXHIBIT D.

                  (h) OPINION OF SELLER'S COUNSEL. Buyer shall have received at the Closing the favorable opinion of Turner, Padget, Graham & Laney, P.A., counsel for Seller, to the effect that:

                           (i) Seller is a corporation duly organized, validly
existing and in good standing under the laws of the State of South Carolina, which has all requisite corporate power and authority to enter into and carry out the transactions contemplated by this Agreement and the Ancillary Documents to which Seller is a party;

                           (ii) This Agreement and the Ancillary Documents to
which Seller is a party have been duly authorized, executed and delivered by Seller and are the valid and binding obligations of Seller, enforceable in accordance with their terms except as enforcement thereof may be limited by applicable bankruptcy, insolvency, or similar laws affecting the rights of creditors generally, and subject to judicial limitations which may be imposed upon the availability of equitable remedies; and

                           (iii) The execution and delivery of the Agreement and
the Ancillary Documents by Seller and the Seller's Shareholder and the consummation of the transactions contemplated thereby will not violate any provision of any applicable law, statute, rule or regulation, or any ruling, order, judgment or decree known to counsel of any court, agency or other governmental body to which the Business is subject, result in the creation or imposition of any Encumbrance on any of the Acquired Assets or violate Seller's Certificate of Incorporation or By-Laws.

                           (iv) No consent, approval, authorization or order of,
or registration or filing with, any court or government agency, other than as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1978, is required on the part of Seller or the Seller's Shareholder in connection with the consummation of the transactions herein contemplated.

                  (i) REPAYMENT OF EXISTING DEBT. Seller and the Seller's Shareholder shall have taken all steps reasonably necessary to ensure that any of Seller's existing debt that in any way causes or creates an Encumbrance on the Acquired Assets is extinguished prior to or concurrently with the Closing.

                  (j) CONFIDENTIALITY AGREEMENTS. Seller shall assign to Buyer prior to or concurrently with the Closing Seller's rights under any assignable confidentiality agreements to which Seller is a party.

                                    ARTICLE X
                  EMPLOYMENT AND EMPLOYEE BENEFITS ARRANGEMENTS

         10.1. EMPLOYMENT. Buyer may offer employment on an at-will basis to all of Seller's Employees who are currently actively employed on the Closing Date on terms and conditions determined by Buyer, in its sole discretion, which shall be substantially similar to their current terms and conditions of employment. Seller and the Seller's Shareholder will cooperate in good faith to assist Buyer in (i) obtaining the continued employment of the foregoing employees, except for Bruce Richbourg, Jeff Finch, and Rhonda Chamberlain and (ii) in identifying and obtaining the continued employment of the key employees of Seller, including, without limitation, those set forth on Schedule 10.1; but excluding Bruce Richbourg and Rhonda Chamberlain. Nothing contained in this Agreement shall be construed so as to prohibit Buyer from terminating, discharging or laying off any employees after their employment by Buyer at any time. Nothing contained in this Agreement shall prevent Buyer from terminating or modifying any or all benefits or level of benefits or any or all benefit plans at any time.

         10.2. GROUP INSURANCE PLAN. Effective as of the Closing Date, Buyer shall adopt and become the successor sponsor of the Richbourg's Sales & Rental, Inc. Family and Medical Plan Policies (the "Group Insurance Plan"); PROVIDED, HOWEVER, Buyer's obligation to adopt the Group Insurance Plan shall be conditioned on and subject to the receipt of any necessary consents of the issuer of the group health insurance policy pursuant to which such policy is provided. Upon becoming the sponsor of the Group Insurance Plan, Buyer shall assume all of the responsibilities of plan sponsor with respect to events occurring after the Closing but shall not by this Section 10.2 be deemed to assume any liabilities that are Excluded Liabilities as set forth in Section 3.2(h) hereof. Buyer shall execute such documents as may reasonably be requested by Seller to effect such adoption and assumption.

         10.3. 401(K) PLAN. (a) On the Closing Date, Buyer shall establish or designate, and maintain, a defined contribution plan ("Buyer's Plan") in which Employees who, on the Closing Date, are participants ("401(k) Plan Participants") in the 401(k) listed on Schedule 5.12(a) (the "401(k) Plan") and who are also employees of Seller may participate. Buyer's Plan is intended to be qualified under Sections 401(a) and 401(k) of the Code.

                  (b) Effective as of the Closing Date, Seller shall cause the trustee of the 401(k) Plan to transfer to the trust forming a part of Buyer's Plan cash (or with respect to participant loans granted prior to the Closing Date, if any, such loans and any promissory notes or other documents evidencing such loans) in an amount equal to the account balances (the "Account Balances") of 401(k) Plan Participants as of the date of transfer (the "Transfer Date").

                  (c) In consideration for the provisions contained in this
Section 10.3 for the transfer by the 401(k) Plan of the Account Balances to the trust forming a part of Buyer's Plan, Buyer shall, effective as of the Transfer Date, assume all of the responsibilities of plan sponsor with respect to the Account Balances but shall not by this Section 10.3 be deemed to assume any liabilities that are Excluded Liabilities as set forth in Section 3.2(h) hereof. Buyer shall execute such documents as may reasonably be requested by Seller to effect such transfer

                                   ARTICLE XI
                          TERMINATION PRIOR TO CLOSING

         11.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                  (a) by the mutual written consent of Buyer and Seller;

                  (b) by written notice given by Seller to Buyer or Buyer to Seller, if the Closing shall not have occurred by January 6, 1998; PROVIDED, FURTHER, that the party electing so to terminate this Agreement shall have performed and complied with all of the covenants and agreements on its part set forth in this Agreement and the Ancillary Documents;

                  (c) by written notice given by either Seller to Buyer or Buyer to Seller, if any court of competent jurisdiction or governmental authority shall have issued an injunction, order, decree or ruling or taken any other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby (which the party seeking to terminate this Agreement shall have used all commercially reasonable efforts pursuant to Section 8.2 to have lifted or reversed), and such order, decree, ruling or other action shall have become final and non-appealable;

                  (d) by written notice given by Seller to Buyer if there shall have been a breach by Buyer of Buyer's representations, warranties, covenants or agreements contained herein which breach would entitle Seller to decline to consummate the transactions contemplated hereby pursuant to Section 9.1, or if an event occurs which renders impracticable with the use of commercially reasonable efforts compliance with or satisfaction of any of the conditions to Seller's obligations hereunder; or

                  (e) by written notice given by Buyer to Seller, if there shall have been a breach by Seller of Seller's representations, warranties, covenants or agreements contained herein which breach would entitle Buyer to decline to consummate the transactions contemplated hereby pursuant to Section 9.2, or if an event occurs which renders impracticable with the use of commercially reasonable efforts compliance with or satisfaction of any of the conditions to Buyer's obligations hereunder.

         11.2. EFFECT ON OBLIGATIONS. Termination of this Agreement pursuant to this Article XI shall terminate all obligations of the parties hereunder, except for the obligations under Section 13.8; PROVIDED, HOWEVER, that termination pursuant to Section 11.1 (other than clause (a) thereof) shall not relieve any defaulting or breaching party or parties from any liability to the other parties hereto.

                                   ARTICLE XII
                                 INDEMNIFICATION

         12.1. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Each representation and warranty made in this Agreement and each Ancillary Document shall survive the Closing and any investigation at any time made by or on behalf of the parties hereto and each such representation and warranty shall expire at the end of the eighteenth (18) month following the Closing Date, except for (i) the representations and warranties set forth in Sections 5.2, 5.11, 5.18 and 5.19, which shall survive the Closing until the expiration of all applicable statute of limitations, if any, including any extensions thereof, with respect to when a third party, including any governmental body, could assert a claim due to the conduct or condition covered by such representation or warranty and (ii) the representations and warranties set forth in Section 5.25, which shall expire at the end of the ninetieth (90th) day following the Closing Date. After the expiration of such periods, any claim by a party hereto based upon any such representation or warranty, shall be of no further force and effect, except to the extent a party has asserted a claim for breach of any such representation or warranty prior to the expiration of such period, in which event any representation or warranty to which such claim relates shall survive with respect to such claim until such claim is resolved as provided in this Article
XII. As appropriate, the covenants and agreements set forth in this Agreement shall survive the Closing and shall continue in accordance with their terms.

         12.2. INDEMNIFICATION BY SELLER AND THE SELLER'S SHAREHOLDER. From and after the Closing, Seller and the Seller's Shareholder, jointly and severally, shall indemnify and hold harmless Buyer and its Affiliates, and their respective officers, directors, employees, agents, representatives, successors and assigns (the "BUYER INDEMNITEES"), from and against any and all Losses incurred by any of them arising out of, relating to or resulting from any of the following:

                           (i) the failure by Seller to pay, perform or
discharge when due any of the Excluded Liabilities;

                           (ii) any breach by Seller or the Seller's Shareholder
of any of the representations or warranties made by Seller or the Seller's Shareholder in this Agreement or in any Ancillary Document; or

                           (iii) any failure by Seller or the Seller's
Shareholder to perform any of its covenants or agreements contained in this Agreement or in any Ancillary Document.

         12.3. INDEMNIFICATION BY BUYER. From and after the Closing, Buyer shall indemnify and hold harmless Seller, the Seller's Shareholder, their Affiliates and their respective officers, directors, employees, agents, consultants, representatives, successors and assigns (the "SELLER INDEMNITEES"), from and against any and all Losses incurred by any of them arising out of, relating to or resulting from any of the following:

                  (a) the failure by Buyer to pay, perform or discharge when due any of the Assumed Liabilities;

                  (b) any breach by Buyer of any of the representations or warranties made by Buyer in this Agreement or in any Ancillary Document;

                  (c) any failure by Buyer to perform any of its covenants or agreements contained in this Agreement or in any Ancillary Document; or

                  (d) Claims brought under the Work Adjustment and Retraining Act, 29 U.S.C. section 2102 and equivalent state laws relating to actions taken by Buyer within the ninety (90) day period beginning immediately prior to the Closing.

         12.4. PROCEDURE FOR INDEMNIFICATION. (a) In the event that any of the Buyer Indemnitees or any of the Seller Indemnitees has a claim for indemnification under Section 12.2 or 12.3, as the case may be, other than a Third Party Claim, the party asserting such claim (a "DIRECT CLAIM"), shall promptly, and in every event not longer than thirty (30) days after the Claim becomes known to the party asserting the claim, provide a written notice to the Indemnitor, which notice shall state the facts giving rise to an alleged basis for the claim and the amount of liability asserted against the other party by reason of the claim; PROVIDED, that failure of the Indemnitee to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of any of its obligations hereunder except to the extent that the Indemnitor is materially prejudiced thereby.

                  (b) Promptly after receipt by an Indemnitee of written notice of the assertion of a claim or the commencement of any action, litigation or proceeding by any third party (a "THIRD PARTY CLAIM"), and in no event longer than thirty (30) days after receipt of such notice by an Indemnitee, with respect to any matter for which indemnification is or may be owing pursuant to
Section 12.2 or 12.3, the Indemnitee shall give written notice thereof (the "NOTICE") to the Indemnitor; PROVIDED, THAT failure of the Indemnitee to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of any of its obligations hereunder except to the extent that the Indemnitor is materially prejudiced thereby. The Indemnitor shall have the right, at its option and at its own expense, to participate in or, by giving written notice to the Indemnitee no later than 15 days after delivery of the Notice, to take control of, the defense, negotiation and/or settlement of any such Third Party Claim with counsel reasonably satisfactory to the Indemnitee. The Indemnitee shall have the right to participate in the defense, negotiation and/or settlement of any such Third Party Claim with counsel of its own choosing;

PROVIDED, THAT, after notice from the Indemnitor to the Indemnitee of the Indemnitor's election to take control of the defense, negotiation and/or settlement of any Third Party Claim, the Indemnitor shall not be liable to the Indemnitee for any legal or other expenses incurred by the Indemnitee in connection with the defense, negotiation and/or settlement thereof other than reasonable costs of investigation. Notwithstanding the foregoing, with respect to any such Third Party Claim, the defense, negotiation and/or settlement of which the Indemnitor has taken control, the Indemnitee shall have the right to retain separate counsel to represent it and the Indemnitor shall pay the fees and expenses of such separate counsel if (i) in the Indemnitee's good faith judgment, it is advisable for the Indemnitee to be represented by separate counsel because the Indemnitee and Indemnitor have significantly divergent interests or (ii) the named parties to any such Third Party Claim include both the Indemnitee and Indemnitor and the Indemnitee in good faith determines that defenses are available to it that are unavailable to the Indemnitor. If the Indemnitor fails or refuses to undertake the defense of any such Third Party Claim within 15 days after delivery of the Notice, the Indemnitee shall have the right to take exclusive control of the defense, negotiation and/or settlement of such Third Party Claim at the Indemnitor's expense. Notwithstanding anything in this Section 12.4(b) to the contrary, if the Indemnitor shall assume control of the defense of any Third Party Claim, the Indemnitor shall not settle or compromise such Third Party Claim without the consent of the Indemnitee, which shall not be unreasonably withheld.

         12.5. PAYMENT. With respect to Third Party Claims for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnitor promptly upon (i) the entry of a judgment against the Indemnitee and the expiration of any applicable appeal period; (ii) the entry of a non-appealable judgment or final appellate decision against the Indemnitee; or
(iii) the closing under any settlement agreement. Notwithstanding the foregoing, expenses of the Indemnitee for which the Indemnitor is responsible shall be reimbursed on a current basis by the Indemnitor. With respect to Direct Claims for which indemnification is payable hereunder, the Indemnitor shall promptly pay the amount of the Losses for which indemnification is required.

         12.6. SETOFF. Buyer shall be entitled to set off any amounts owed to it by Seller or the Seller's Shareholder under this Agreement, including by operation of Section 12.2, against any amounts owed by Seller and or the Seller's Shareholder to Buyer under this Agreement. Buyer shall not, however, be entitled to set off any amounts owed by it to Seller or the Seller's Shareholder with respect to the real property leases referenced in this Agreement.

         12.7 INDEMNITY LIMITATIONS. Notwithstanding anything in this Agreement or any of the Ancillary Documents to the contrary (except for Sections 5.7(c), 5.24, 5.25 and 5.26), Buyer agrees it shall not assert against Seller or the Seller's Shareholder any claim or claims for indemnity of any kind unless and until Buyer has determined that it is entitled to indemnity for such claims that, in the aggregate, exceed $200,000. In that event, Seller and the Seller's Shareholder shall be liable for the entire amount of all valid indemnity claims. The maximum liability of Seller and the Seller's Shareholder for all claims of indemnity shall never exceed $15,000,000.

         12.8 INSURANCE. The amount of damages otherwise recoverable by either party under this Article 12 shall be reduced to the extent that the party seeking indemnification receives insurance proceeds with respect to the matter for which indemnification is sought.

                                  ARTICLE XIII
                                  MISCELLANEOUS

         13.1. TRANSFER TAXES. (a) The cost of all transfer, value added, use and other taxes, that are payable by reason of the sale, transfer and assignment contemplated by this Agreement or the Ancillary Documents (the "TRANSFER TAXES"), shall be borne by Buyer.

                  (b) Buyer will timely file all Tax Returns required to be filed in connection with Transfer Taxes related to the Acquired Assets. Buyer shall prepare all Tax Returns in connection with Transfer Taxes required to be filed pursuant to this Section 13.1 in a manner that is consistent with the allocation that is made pursuant to Section 4.5 of this Agreement. After the Closing, if any additional liability for Transfer Taxes is determined by any taxing authority to be due, Buyer shall make any such payments in a timely manner.

         13.2. FURTHER ASSURANCES. At any time or from time to time after the Closing, the Seller and the Seller's Shareholder, on the one hand, and Buyer, on the other hand, agree to cooperate with each other, and at the request of the other party, to execute and deliver or cause to be executed or delivered any further instruments or documents (in addition to those delivered at closing) and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

         13.3. INTERPRETIVE PROVISIONS. With the exception of the Cash Payment and the Purchase Price, it is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in any Schedule hereto is not intended to imply that such amounts or any higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in any Schedule hereto as to whether any obligation, item or matter not described herein or included in a schedule is or is not material for purposes of this Agreement.

         13.4. ENTIRE AGREEMENT. This Agreement (including the exhibits, any other schedules and other documents referred to herein), and the Ancillary Documents and the Confidentiality Agreement constitute the entire agreement between the parties hereto and supersede all prior agreements and understandings, oral and written, between the parties hereto, with respect to the subject matter hereof, including, without limitation, the Letter of Intent between Buyer and Seller and the Seller's Shareholder dated October 20, 1997.

         13.5. SUCCESSORS AND ASSIGNS; BENEFITS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; PROVIDED, however, that this Agreement may not be assigned by Seller or the Seller's Shareholder without the prior written consent of Buyer or by Buyer without the prior written consent of Seller, except that Buyer may, at its election, assign this Agreement to any one or more of its direct or indirect wholly owned Subsidiaries so long as the representations and warranties of Buyer made herein are equally true of such assignee, and so long as such assignment does not materially alter the obligations of Seller hereunder or Seller's costs of consummating the transactions contemplated hereby. Any such assignee shall execute a counterpart of this Agreement agreeing to be bound by the provisions hereof. Nothing in this Agreement, express or implied, is intended to, or shall confer on, any Person other than any of the parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         13.6. HEADINGS. The headings of the articles, Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

         13.7. MODIFICATION AND WAIVER. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

         13.8. EXPENSES. Except as otherwise expressly contemplated by this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall be solely responsible for and shall pay all of its own costs and expenses incurred by it or on its behalf in connection with the negotiation, preparation, execution and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including, without limitation, fees, expenses and disbursements of its own financial consultants, environmental consultants accountants and counsel (collectively, "EXPENSES"). Buyer is solely responsible for (i) all fees and expenses due to Deloitte & Touche, L.L.P. in connection with the audit of the Seller's financial statements and (ii) all fees and expense due to Seller's Accountants as described in the engagement letter between Buyer and Seller's Accountants dated as of November 13, 1997.

         13.9. NOTICES. Any notice, request, instruction or other document to be given hereunder or in any Ancillary Document by any party hereto to any other party shall be in writing and delivered (a) personally, (b) by telecopy (provided that a copy of any notice delivered pursuant to this clause (b) shall also be sent pursuant to clause (c) or (d) below), (c) by a generally recognized overnight courier service which guarantees overnight delivery and provides written acknowledgment by the addressee of receipt or (d) by registered or certified mail (or by air mail if addressed to an address outside of the United States), postage prepaid, return receipt requested, if to Seller to:

                  Richbourg's Sales & Rentals, Inc.
                  1500 West Lucas Street
                  Florence, SC  29501
                  Attention:  Bruce Richbourg

with a copy to:

                  Turner, Padget, Graham & Laney, P.A.
                  1831 West Evans Street
                  Suite 400
                  P.O. Box 5478
                  Florence, SC  29502-5478
                  Attention:  Hugh M. Claytor

if to the Seller's Shareholder to:

                  Mr. Bruce Richbourg
                  181 East Evans Street
                  BTC-013
                  Florence, SC  29506
with a copy to:

                  Turner, Padget, Graham & Laney, P.A.
                  1831 West Evans Street
                  Suite 400
                  P.O. Box 5478
                  Florence, SC  29502-5478
                  Attention:  Hugh M. Claytor

if to Buyer to:
                  Neff Corp.
                  3750 N.W. 87th Avenue
                  Miami, FL  33178
                  Telecopier:  (305) 513-4155
                  Attention:  Kevin P. Fitzgerald

with a copy to:

                  Fried, Frank, Harris, Shriver & Jacobson
                  1001 Pennsylvania Avenue, N.W.
                  Suite 800
                  Washington, D.C.  20004
                  Telecopier:  (202) 639-7003
                  Attention:  Stephen I. Glover

or at such other address for a party as shall be specified by like notice. Any notice which is delivered in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party (evidenced, in the case of a telecopy, by the receipt of telephone confirmation thereof).

         13.10. SPECIFIC PERFORMANCE. The parties hereto hereby acknowledge that each party hereto would suffer irreparable injury and would not have an adequate remedy at law for money damages if the provisions of this Agreement were not performed in accordance with their terms. Each party hereto agrees that the other parties hereto shall be entitled to specific enforcement of the terms of this Agreement in addition to any other remedy to which they are entitled, at law or in equity. Furthermore, if any action or proceeding shall be instituted to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives the claim or defense therein that there is an adequate remedy at law, and agrees not to urge in any such action or proceeding the claim or defense that such remedy at law exists.

         13.11. GOVERNING LAW. The validity, performance and enforcement of this Agreement and all Ancillary Documents, unless expressly provided to the contrary, shall be governed by the laws of the State of New York, without giving effect to the principles of conflicts of law thereof, except that with respect to matters regarding the transfer of right, title to and interest in any Assigned Contract or permit, the laws governing such Assigned Contract or permit shall govern, without giving effect to the principles of conflicts of law thereof.

         13.12. BULK SALES LAWS. The parties hereto waive compliance with the so-called "bulk sales" provisions of Article 6 of the Uniform Commercial Code as it is in effect in the states where Seller owns assets to be conveyed to the Buyer hereunder and any other "bulk sales" provisions or laws of any jurisdiction that may be applicable to the transactions contemplated hereby. Buyer shall indemnify and hold harmless Seller from and against any and all Losses which may be incurred by Seller as a result of noncompliance with any such "bulk sales" provisions or laws or other transfer laws.

         13.13. PUBLIC ANNOUNCEMENTS. Neither Seller nor the Seller's Shareholder shall make any public announcements, including, without limitation, any press releases, pertaining in any way to this Agreement and the transactions contemplated hereby without the prior consent of the Buyer except as may be required by law.

         13.14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                           RICHBOURG'S SALES & RENTALS, INC.

                           By:

                                 Name:      Bruce Richbourg
                                 Title:     President

                           Bruce Richbourg, Individually

                           NEFF CORP.

                           By:

                                 Name:      Kevin P. Fitzgerald
                                 Title:     President & Chief Executive Officer